                                                                   Exhibit 10.54

Confidential

                                                                  Execution Copy

                    ASSET TRANSFER AND ACQUISITION AGREEMENT

                                  By and Among

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY,

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY,

                                       and

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                          Dated as of December 31, 2002

[*] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS ......................................................................   2
   Section 1.01 Definitions ................................................................   2

ARTICLE II TRANSFER AND ACQUISITION OF ASSETS ..............................................  11
   Section 2.01 Notional Operating Account..................................................  11
   Section 2.02 Acquisition of Transferred Assets, Estimated Notional Account
                Balance and Assumption of Assumed Liabilities...............................  13
   Section 2.03 Place and Date of Closing ..................................................  14
   Section 2.04 Post-Closing Adjustments....................................................  14
   Section 2.05 Closing Items...............................................................  16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS ......................................  17
   Section 3.01 Organization, Standing and Authority of Sellers ............................  17
   Section 3.02 Authorization ..............................................................  17
   Section 3.03 Actions and Proceedings ....................................................  17
   Section 3.04 No Conflict or Violation ...................................................  18
   Section 3.05 Governmental Consents and Approvals ........................................  18
   Section 3.06 Computer Software and Intellectual Property. ...............................  18
   Section 3.07 Brokerage and Financial Advisers ...........................................  19
   Section 3.08 Compliance with Laws .......................................................  19
   Section 3.09 Permits, Licenses and Franchises ...........................................  19
   Section 3.10 Coinsured Contracts. .......................................................  20
   Section 3.11 Regulatory Filings .........................................................  20
   Section 3.12 Reinsurance ................................................................  21
   Section 3.13 Conduct of Business ........................................................  21
   Section 3.14 Absence of Certain Changes .................................................  21
   Section 3.15 Other Sale Arrangements ....................................................  21
   Section 3.16 Reserved. ..................................................................  21
   Section 3.17 Employees ..................................................................  21
   Section 3.18 Transferred Assets .........................................................  21
   Section 3.19 GAAP Financial Statements ..................................................  22
   Section 3.20 Statutory Statements .......................................................  22
   Section 3.21 Tax Matters ................................................................  22
   Section 3.22 Disaster Recovery Backup ...................................................  23
   Section 3.23 Pro Forma Financial Statements .............................................  23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER .....................................  23
   Section 4.01 Organization and Standing ..................................................  23
   Section 4.02 Authorization ..............................................................  23
   Section 4.03 Actions and Proceedings ....................................................  24
   Section 4.04 No Conflict or Violation ...................................................  24
   Section 4.05 Governmental Consents and Approvals ........................................  24
   Section 4.06 Brokerage and Financial Advisers ...........................................  25
   Section 4.07 Compliance with Laws .......................................................  25
   Section 4.08 Permits, Licenses and Franchises ...........................................  25
   Section 4.09 Sufficient Funds ...........................................................  25

ARTICLE V COVENANTS.........................................................................  25
   Section 5.01 Conduct of Business. .......................................................  25

   Section 5.02 Certain Transactions .......................................................  27
   Section 5.03 Investigations; Pre-Closing Access. .......................................   27
   Section 5.04 Post-Closing Access .......................................................   28
   Section 5.05 Consents and Reasonable Efforts ...........................................   29
   Section 5.06 Further Assurances. .......................................................   30
   Section 5.07 Expenses ..................................................................   30
   Section 5.08 Indemnity Coinsurance Agreement ...........................................   30
   Section 5.09 Administrative Services Agreement .........................................   30
   Section 5.10 Transition Servicing Agreement ............................................   30
   Section 5.11 Bill of Sale and General Assignment Agreement .............................   30
   Section 5.12 Reserved. .................................................................   30
   Section 5.13 License Agreements ........................................................   31
   Section 5.14 Reinsurance Treaties ......................................................   31
   Section 5.15 Reserved. .................................................................   31
   Section 5.16 Reserved. .................................................................   31
   Section 5.17 Tax Allocation. ...........................................................   31
   Section 5.18 Reserved. .................................................................   32
   Section 5.19 Reserved. .................................................................   32
   Section 5.20 Licensed Software and Transition Support. .................................   32
   Section 5.21 Confidentiality ...........................................................   34
   Section 5.22 Systems ...................................................................   35
   Section 5.23 Updated Financial Information .............................................   35
   Section 5.24 Reserved. .................................................................   35
   Section 5.25 Reinsurance Treaty ........................................................   35
   Section 5.26 Forty-Nine State Closing; NY Closing ......................................   35

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE ...................   36
   Section 6.01 Covenants, Representations and Warranties. ................................   36
   Section 6.02 Other Agreements ..........................................................   37
   Section 6.03 Governmental and Regulatory Consents and Approvals ........................   37
   Section 6.04 Possession of Assets; Instruments of Conveyance ...........................   37
   Section 6.05 Notional Operating Account Balance ........................................   37
   Section 6.06 Litigation ................................................................   37
   Section 6.07 Injunction ................................................................   37
   Section 6.08 Reserved. .................................................................   37
   Section 6.09 Reserved. .................................................................   37
   Section 6.10 Reserved. .................................................................   37
   Section 6.11 General Account Reserves ..................................................   38

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE ....................   38
   Section 7.01 Covenants, Representations and Warranties. ................................   38
   Section 7.02 Other Agreements ..........................................................   38
   Section 7.03 Governmental and Regulatory Consents and Approvals ........................   38
   Section 7.04 Notional Operating Account Balance ........................................   39
   Section 7.05 Injunction ................................................................   39
   Section 7.06 Litigation ................................................................   39

ARTICLE VIII FURTHER AGREEMENTS ...........................................................   39

   Section 8.01 Maintenance of Coinsured Contracts ........................................   39
   Section 8.02 Tax Reimbursement. ........................................................   39
   Section 8.03 Asset Adequacy Testing ....................................................   40
   Section 8.04 Post Closing Letter .......................................................   41

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES .....................................   41
   Section 9.01 Survival of Representations and Warranties ................................   41

ARTICLE X INDEMNIFICATION .................................................................   41
   Section 10.01 Obligations of Sellers to Indemnify ......................................   41
   Section 10.02 Obligation of Purchaser to Indemnify .....................................   42
   Section 10.03 Notice of Loss, Asserted Liability .......................................   42
   Section 10.04 Opportunity to Contest ...................................................   43
   Section 10.06 Sole Remedy ..............................................................   44
   Section 10.07 Certain Reductions; Subrogation Rights ...................................   44
   Section 10.08 Indemnification Payments .................................................   44
   Section 10.09 Effect of Indemnification ................................................   44
   Section 10.10 Parent Indemnification ...................................................   44

ARTICLE XI TERMINATION PRIOR TO CLOSING ...................................................   44
   Section 11.01 Termination of Agreement .................................................   45
   Section 11.02 Survival .................................................................   45

ARTICLE XII MISCELLANEOUS .................................................................   45
   Section 12.01 Publicity ................................................................   45
   Section 12.02 Confidentiality ..........................................................   45
   Section 12.03 Notices ..................................................................   46
   Section 12.04 Entire Agreement .........................................................   47
   Section 12.05 Waivers and Amendments; Non-Contractual Remedies; Preservation
                 of Remedies ..............................................................   47
   Section 12.06 Governing Law ............................................................   47
   Section 12.07 Binding Effect; Assignment ...............................................   47
   Section 12.08 Interpretation. ..........................................................   48
   Section 12.09 No Third Party Beneficiaries .............................................   48
   Section 12.10 Counterparts .............................................................   48
   Section 12.11 Other Agreements, Exhibits and Schedules .................................   48
   Section 12.12 Headings .................................................................   48
   Section 12.13 Dollar References ........................................................   48

                                    EXHIBITS

Exhibit A         -        Form of Coinsurance Agreement
Exhibit B         -        Form of Administrative Services Agreement
Exhibit C         -        Form of Transition Servicing Agreement
Exhibit D         -        Form of Bill of Sale and General Assignment Agreement
Exhibit E         -        [Deleted]
Exhibit F         -        Modified Endowment Contracts
Exhibit G         -        Form of Software License Agreement
Exhibit H         -        Form of Trademark License Agreement
Exhibit I         -        Form of Copyright License Agreement

                               INDEX OF SCHEDULES

Schedule 1.01(a)           -        [*] Policies

Schedule 1.01(e)           -        Coinsured Contracts

Schedule 1.01(f)           -        Pro Forma Financial Statements

Schedule 1.01(i)           -        Purchaser Key People

Schedule 1.01(j)           -        Seller Key People

Schedule 1.01(k)           -        Coinsured Contract Liabilities

Schedule 2.01(a)(1)        -        Notional Operating Account Cash Flows

Schedule 2.01(b)           -        Investment Assets

Schedule 4.03              -        Actions and Proceedings

Schedule 4.04              -        Conflicts or Violations

Schedule 4.05              -        Governmental Consents and Approvals

Schedule 4.08              -        Permits, Licenses and Franchises

Schedule 5.01(a)           -        Conduct of Business

Schedule 5.05              -        Purchaser Approvals and Consents

Schedule 5.14              -        Reinsurance Treaties

                                                                   Exhibit 10.54

Confidential

                    ASSET TRANSFER AND ACQUISITION AGREEMENT

     This ASSET TRANSFER AND ACQUISITION AGREEMENT (this "Agreement"), dated as of December 31, 2002, is entered into by and among Allmerica Financial Life Insurance and Annuity Company, a Massachusetts domiciled stock life insurance company ("AFLIAC"), First Allmerica Financial Life Insurance Company, a Massachusetts domiciled stock life insurance company ("FAFLIC" and together with AFLIAC, the "Sellers" and each a "Seller"), and John Hancock Life Insurance Company, a Massachusetts domiciled stock life insurance company ("Purchaser"). The parties agree that this Agreement shall be effective as of 11:59 p.m. (EST) on December 31, 2002.

                                    RECITALS:

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Sellers wish to sell, and Purchaser wishes to acquire, certain of the assets and liabilities associated with the fixed universal life insurance policies and certain other assets of Sellers, as described below. At the Closing, each Seller and Purchaser will enter into a Coinsurance Agreement (as defined below) relating to the coinsurance by Purchaser of the Coinsured Contracts (as defined below); and

     WHEREAS, Sellers have retained an independent financial advisor to conduct a competitive process to identify a reinsurer of the Indemnity Coinsured Contracts (as defined below) that offered the most favorable terms to Sellers; and

     WHEREAS, Sellers, after consultation with their independent financial advisor, Goldman, Sachs & Co., have determined that it is in the best interests of their stockholders and policyholders that they enter into a coinsurance relationship with Purchaser, a life insurance company which is not an Affiliate of the Sellers; and

     WHEREAS, AFLIAC and FAFLIC desire to cede and transfer to Purchaser, on a 100% coinsurance basis, liabilities of AFLIAC and FAFLIC under the Coinsured Contracts; and

     WHEREAS, Sellers desire that Purchaser perform a number of administrative functions on behalf of AFLIAC and FAFLIC after the Closing Date with respect to the Coinsured Contracts including but not limited to Outward Reinsurance Agreements (as defined below), and Purchaser has agreed to provide such services pursuant to the terms of the Administrative Services Agreement (as defined below); and

     WHEREAS, the parties recognize that the transfer of operations systems necessary for Purchaser to perform its obligations fully under the Administrative Services Agreement will occur over a period of time during which Purchaser desires to subcontract with AFLIAC and FAFLIC under the Transition Servicing Agreement (defined below) to perform some or all administrative services; and

     WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below) the parties hereto will execute and deliver the following agreements and instruments dated as of the Closing Date (as defined below) or a date prior thereto: (i)

Purchaser and each Seller shall enter into an Indemnity Coinsurance Agreement, providing for, upon the terms and conditions and for the consideration set forth therein, the reinsurance on a 100% coinsurance basis as of the Effective Date (as defined below) by Purchaser of the General Account Liabilities (as defined below), net of reinsurance recoverables under the Unassigned Outward Reinsurance Agreements (as defined below), of Sellers under the Coinsured Contracts (as defined below); (ii) Purchaser and Sellers shall enter into the Transition Servicing Agreement, providing for the provision of any services to the Coinsured Contracts (as defined below) that are currently provided and requested by Purchaser as necessary to enable Purchaser to administer the Coinsured Contracts (as defined below) for a period not to exceed 12 months; (iii) Purchaser and AFLIAC and FAFLIC, respectively, shall enter into an Administrative Services Agreement, providing for the servicing by Purchaser of the Coinsured Contracts, (iv) Sellers shall execute and deliver to Purchaser all necessary instruments of transfer, including but not limited to the Bill of Sale (as defined below); and (v) Sellers and Purchaser shall enter into the Software, Trademark and Copyright License Agreements (as defined below).

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.01 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

     "Additional Liability Reserve" shall mean an aggregate amount equal to [*] comprised of liability relating to (a) certain Coinsured Contracts and (b) the surrender value relating to certain partial withdrawals relating to Coinsured Contracts.

     "Adjusted Ceding Commission" means the Ceding Commission as adjusted to reflect the actual closing level of General Account Reserves, and Tax Reserves as follows:

          (a) To the extent that Tax Reserves as of the Effective Date are lower than General Account Reserves as of the Effective Date for the Coinsured Contracts by an amount greater than three million dollars ($3,000,000), the Ceding Commission will be lowered by an amount equal to 35% of the amount by which such difference is in excess of three million dollars ($3,000,000).

          (b) In the event that the Interest Maintenance Reserve shown on the Effective Date Statement is less than the Interest Maintenance Reserve shown on the Final Statement, the Ceding Commission shall be reduced by an amount equal to the product of (i) the amount of such difference in Interest Maintenance Reserve amounts multiplied by (ii) [*].

     "Administrative Services Agreements" means the AFLIAC Administrative Services Agreement and the FAFLIC Administrative Services Agreement.

     "Adjusted Closing Reserve" shall have the meaning set forth in Section 2.02(a) hereof.

     "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an institution, whether through the ownership of voting securities, by contract or otherwise.

     "AFLIAC" shall have the meaning set forth in the first paragraph of this Agreement.

     "AFLIAC Administrative Services Agreement" means the Administrative Services Agreement between AFLIAC and Purchaser, in the form of Exhibit B hereto, provided, that the final form of such agreement will be subject to review and negotiation by each party and must be in form and substance satisfactory to each party.

     "AFLIAC Indemnity Coinsurance Agreement" means the Indemnity Coinsurance Agreement between AFLIAC and Purchaser, in the form of Exhibit A hereto.

     "Allocable Amount" shall have the meaning set forth in Section 5.17(a) hereof.

     "Ancillary Agreements" means the Indemnity Coinsurance Agreements, the Administrative Services Agreements, the General Assignment Agreement, the Bill of Sale, the Transition Servicing Agreement and the License Agreement.

     "Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including without limitation those of the Commission, NAIC and any state) applicable to the parties hereto, or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

     "Asserted Liability" shall have the meaning set forth in Section 10.03 hereof.

     "Assessment" means any assessment resulting from participation in any guaranty fund or insolvency fund, plan, pool, association or other similar organization.

     "Asset Adequacy Test" shall have the meaning set forth in Section 8.03 hereof.

     "Assigned Outward Reinsurance Contracts" shall mean Outward Reinsurance Contracts for which consents have been obtained from the reinsurers thereunder for the assignment of such contract from a Seller to Purchaser and such assignment has been effected.

     "Bill of Sale and General Assignment Agreement" means the Bill of Sale and General Assignment Agreement which is substantially in the form of Exhibit D hereto.

     "Books and Records" means the originals or copies of a list of policyholders of Coinsured Contracts, Coinsured Contract forms and rating plans, claim records, premium records, reserve calculations, actuarial data, policy records, sales records of Sellers, underwriting records, financial records, producer records of Seller, information technology licenses, reinsurance agreements and related data, tax records, and compliance records in each case in the possession or control of a Seller and relating principally to the operation of the Business, including, without limitation, any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process, but excluding any such records that are subject to the attorney-client privilege; it being understood that this definition shall not constitute an assignment of licenses or agreements referred to herein.

     "Business" means the business, assets or results of operations with respect to the Coinsured Contracts, Assigned Outward Reinsurance Agreements, General Account Liabilities, General Account Reserves and Investment Assets.

     "Business Day" means any day other than a Saturday, a Sunday, a day on which banking institutions in the Commonwealth of Massachusetts or the State of New York are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

     "Ceding Commission" shall mean an aggregate of $[*] less the product of [*] multiplied by Interest Maintenance Reserve as shown on the Effective Date Statement allocated between the Sellers as provided for under each of the Indemnity Coinsurance Agreements; provided, however, that in the event the Closing takes place in January or February 2003 and the General Account Reserves as of the Closing Date ("Closing Date General Account Reserves") as shown on the Closing Date Statement, are equal to or less than $630 million in January or $620 million in February, then the Ceding Commission shall be reduced by 50% of the amount that the Closing Date General Account Reserves are less than $630 million in January or $620 million in February, (the "Reserve Level Additional Amount"). For purposes of this section, Closing Date Statement shall mean an estimated statement of certain financial information as of the Closing Date, in the same format as the Effective Date Statement and in accordance with the requirements of Section 2.01(b)A-D, prepared and delivered to Purchaser by Sellers one day prior to the Closing Date.

     "Claims Notice" shall have the meaning set forth in Section 10.03 hereof.

     "Closing" means the closing of the transactions contemplated by this Agreement.

     "Closing Date" means last date of the month in which the last of the conditions to Closing set forth in this Agreement are satisfied or waived in writing; provided, however, that if such date is not a Business Day, the Closing Date shall be the immediately succeeding Business Day; and provided further, that the Closing may occur on such other date as the parties may agree to in writing.

     "Closing Date Statement" has the meaning set forth under the definition of Ceding Commission.

     "Code" means the Internal Revenue Code of 1986, as amended. Any citation to a provision of the Code includes a citation to any successor provision.

     "Coinsured Contracts" means all individual and group fixed universal life insurance policies and contracts delivered or issued for delivery by Sellers prior to the Effective Date to persons in any state of the United States, the District of Columbia or Puerto Rico and individually identified on Schedule 1.01(e) hereto and in effect on the Effective Date and, with respect to the group universal life insurance policies, all certificates and employer participation agreements in effect as of the Effective Date issued in accordance with the terms of such policies and contracts identified on Schedule 1.01(e) hereto, contractually required reinstatements of such policies, contracts, certificates and agreements after the Effective Date; universal life insurance policies and contracts issued after the Effective Date pursuant to the exercise of options provided in universal life insurance policies and contracts in effect on the Effective Date (including, in each case, all supplements, endorsements, riders and ancillary agreements in connection therewith); but not including policies identified in Schedule 1.01(a), [*] (although such policies identified in Schedule 1.01(a) hereto will be included in the policies to be covered under the Administrative Services Agreements and the Transition Servicing Agreement at a price of $[*] per policy per year).

     "Copyright License Agreement" shall mean a copyright license agreement in the Form attached hereto as Exhibit I.

     "Effective Date" means 11:59 p.m. EST on December 31, 2002.

     "Effective Date Reserves" means an estimate of the General Account Reserves as of the Effective Date as shown on the Effective Date Statement.

     "Effective Date Statement" shall have the meaning set forth in Section 2.01(b) hereof.

     "Estimated Closing Financial Statement" shall have the meaning set forth in
Section 2.01(a) hereof.

     "Estimated Notional Account Balance" shall have the meaning set forth in
Section 2.01(a).

     "Fair Market Value" means the fair market value determined, with respect to public securities, pursuant to the Solomon Bond Yield pricing system and, with respect to private securities, pursuant to an Allmerica proprietary valuation methodology based on Bloomberg inputs, including in each case interest due and accrued on bonds and with respect to policy loans, shall be the statement value of such policies.

     "FAFLIC" shall have the meaning set forth in the first paragraph of this Agreement.

     "FAFLIC Administrative Services Agreement" means the Administrative Services Agreement between FAFLIC and Purchaser, in the form of Exhibit B hereto provided, that the final form of such agreement will be subject to review and negotiation by each party and must be in form and substance satisfactory to each party.

     "FAFLIC Indemnity Coinsurance Agreement" means the Coinsurance Agreement between FAFLIC and Purchaser, in the form of Exhibit A hereto.

     "Final Statement" shall have the meaning set forth in Section 2.04(a) hereof.

     "Final Closing Financial Statement" shall have the meaning set forth in
Section 2.04(a) hereof.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "General Account Liabilities" means all of Sellers' general account gross insurance liabilities and obligations arising under the Coinsured Contracts on or after the Effective Date during the term of this Agreement, without regard to the reinsurance provided under this Agreement and inuring reinsurance under the Outward Reinsurance Agreements, including, without limitation (i) benefits, surrender amounts and other amounts payable to contract holders under the terms of the Coinsured Contracts incurred on or after the Effective Date; (ii) liabilities and obligations set forth on Schedule 1.01(k); (iii) premium taxes due in respect of premiums, deposits and other consideration paid on or after the Effective Date with respect to the Coinsured Contracts; (iv) Reimbursable Assessments (net of any premium tax credits of Sellers arising out of any such assessments ); (v) all amounts payable on or after the Effective Date for returns or refunds of premiums under the Coinsured Contracts; (vi) all liability for commission payments and other fees or compensation incurred or payable on or after the Effective Date with respect to the Coinsured Contracts in respect of premiums, deposits and other consideration, including, without limitation, renewal commissions, trail commissions, other asset-based commissions; and an amount equal to 15% of all such commissions received by agents representing in the form of agent fringe benefit costs; and (vii) Purchaser Extra Contractual Obligations but excluding: (x) Sellers' Retained Liabilities.

     "General Account Reserves" means the general account statutory reserves of Sellers (without regard to the transactions contemplated by this Agreement) with respect to the Coinsured Contracts determined pursuant to Massachusetts SAP, included in Sellers' statutory financial statements as of the Effective Date and for reporting periods after the Effective Date during the term of this Agreement and calculated pursuant to the requirements set out in Section 2.01(b) A-D.

     "Government Authority" means any court, commission, administrative or regulatory authority or instrumentality or any other government agency or department, whether federal, state or local, including the insurance department of each jurisdiction where the Seller Parties are each licensed to do business.

     "Income Tax Regulations" means the temporary or final regulations issued under the Code. Any citation to a provision of the Income Tax Regulations includes a reference to any successor regulatory provision.

     "Indemnified Party" shall have the meaning set forth in Section 10.03 hereof.

     "Indemnifying Party" shall have the meaning set forth in Section 10.03 hereof.

     "Indemnity Coinsurance Agreements" means the AFLIAC Indemnity Coinsurance Agreement and the FAFLIC Indemnity Coinsurance Agreement.

     "Interest Maintenance Reserve" shall mean the tax-adjusted reserve related to the transfer of the Investment Assets determined by Sellers under Massachusetts SAP.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     "Investment Assets" means assets, including cash, listed on Schedule 2.01(b) which shall have a Fair Market Value as of the Effective Date equal to the value of the sum of (A) 2% of the amount of Effective Date Reserves plus (B) the amount of Effective Date Reserves less the Ceding Commission, as determined in accordance with Section 2.01(b) hereof, plus (c) the Additional Liability Reserve, with such additions and deletions to such assets as may result with the prior written approval of Purchaser as set forth in Section 5.01(f) hereof.

     "IRS" means the United States Internal Revenue Service.

     "Knowledge" shall be interpreted for the purposes of this Agreement as follows: (i) a matter will be deemed to be within the "knowledge of the Seller Key People" if (A) such matter is as of the date of the execution of this Agreement actually known to any of the Seller Key People, or (B) in light of the positions held by Seller Key People, the matter would reasonably be expected to be known by the Seller Key People; and (ii) a matter will be deemed to be within the "knowledge of Purchaser" if (A) such matter is actually known to any of Purchaser Key People as of the date of the execution of this Agreement, or (B) in light of the positions held by Purchaser Key People, the matter would reasonably be expected to be known by Purchaser Key People.

     "Licensed Software" shall have the meaning set forth in Section 3.06(a) hereof.

     "Loss" and "Losses" shall have the meanings set forth in Section 10.01 hereof.

     "Material" or "material adverse effect on the Business" shall have the following meaning: A matter shall be deemed to be "material" or to have a "material adverse effect on the Business" in connection with any provision of this Agreement if such matter has, or is reasonably likely to have, a material adverse effect on (i) the business, financial condition or results of operations of the Business or (ii) the ability of the party to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party. Without limiting the foregoing, "a material adverse effect on the Sellers" shall include, without limitation, a matter which results or is reasonably likely to result in a petition for insolvency, rehabilitation, conservation, supervision, liquidation or similar proceeding being filed by or against any Seller or their statutory representative in any jurisdiction.

     "Massachusetts SAP" means the statutory accounting principles and practices prescribed by the Insurance Department of the Commonwealth of Massachusetts as applied on a basis consistent with those utilized in the preparation of Annual Statements for the 2002 fiscal year.

     "NAIC" means the National Association of Insurance Commissioners.

     "Notional Operating Account" shall have the meaning set out in Section 2.01(a) hereof.

     "NY Coinsured Contracts" shall have the meaning set forth in Section 6.03(b) hereof.

     "NY Department" shall have the meaning set forth in Section 6.03(b) hereof.

     "Outward Reinsurance Agreements" shall mean all third party reinsurance agreements inuring to the benefit of Sellers with respect to or covering any portion of the liabilities under any of the Coinsured Contracts.

     "Owned Software" shall have the meaning set forth in Section 3.06(a) hereof.

     "Parent" shall mean Allmerica Financial Corporation, a Delaware company.

     "Permits" means all licenses, permits, orders, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws or governmental or regulatory bodies.

     "Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit (including, but not limited to, the Business), division or other entity.

     "Premiums" means premiums and annuity considerations, deposits and similar receipts with respect to the Coinsured Contracts.

     "Premiums Receivable" means all premiums receivable after the Effective Time under the Coinsured Contracts calculated on a SAP basis including all commission charge backs received by the Sellers from Purchaser with respect to premiums paid after the Effective Date net of Unassigned Outward Reinsurance, provided that amounts equal to reinsurance premiums payable under the Unassigned Outward Reinsurance Agreements shall be assigned to Purchaser, in accordance with the terms of the Indemnity Coinsurance Agreement, solely during any period that Purchaser provides administrative services for the Coinsured Contracts.

     "Pro Forma Financial Statements" shall mean the pro forma financial statements of the Business for each of AFLIAC and FAFLIC and on a consolidated basis as set forth in Schedule 1.01 (f) hereto.

     "Proposed Closing Statement" shall have the meaning set forth in Section 2.04(a) hereof.

     "Proposed Statement" shall have the meaning set forth in Section 2.04(a) hereof.

     "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

     "Purchaser Extra Contractual Liability" means (i) all liabilities or obligations arising in connection with the Coinsured Contracts, exclusive of liabilities arising under the express terms of the Coinsured Contracts, for compensatory, consequential, exemplary, punitive or similar damages, fines, penalties, costs or expenses which relate to or arise in connection with any alleged or actual act, error or omission whether intentional, negligent, in bad faith or otherwise by Purchaser or any of its directors, officers, employees, agents, Affiliates, representatives, successors or assigns on or after the Closing Date; (ii) any liabilities relating to the Assigned

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Outward Reinsurance Agreements, exclusive of liabilities arising under their express terms, for the items set forth in clause (i) above; (iii) taxes payable with respect to premiums earned or received on or after the Effective Date; or
(iv) Reimbursable Assessments.

     "Purchaser Key People" means the individuals set forth in Schedule 1.01(i) hereto.

     "Reimbursable Assessments" means (i) 100% of Assessments paid on account of premiums received or written (depending upon the applicable jurisdiction's method of making such Assessments) on the Coinsured Contracts on or after the Effective Date, and (ii) 50% of any Assessments paid on account of insolvencies first occurring on or after the Effective Date.

     "Reinsurance Payments Receivable" means all amounts payable to the Sellers pursuant to Unassigned Outward Reinsurance Agreements inuring to the benefit of the Sellers with respect to or covering any portion of the liabilities under any of the Coinsured Contracts calculated on a SAP basis and assigned to Purchaser under the Indemnity Coinsurance Agreements solely during any period in which Purchaser performs administrative services for the Coinsured Contracts.

     "Reserve Level Additional Amount" shall have the meaning set forth in the definition of Ceding Commission.

     "Reserve Level Investment Assets" shall have the meaning set forth in
Section 2.02(a) hereof.

     "RGA" shall have the meaning set forth in Section 6.08 hereof.

     "Seller" and "Sellers" shall have the meaning set forth in the first paragraph of this Agreement.

     "Sellers Financial Statements" shall have the meaning set forth in Section
3.19 hereof.

     "Seller Key People" means the individuals set forth in Schedule 1.01(j) hereto.

     "Sellers' Retained Liabilities" means (i) all liabilities or obligations arising in connection with the Coinsured Contracts (exclusive of liabilities arising under the express terms of the Coinsured Contracts and exclusive of liabilities and obligations set forth on Schedule 1.01(k)), for compensatory, consequential, exemplary, punitive or similar damages, fines, penalties, costs or expenses which relate to or arise in connection with any alleged or actual act, error or omission whether intentional, negligent, in bad faith or otherwise by Sellers or any of their directors, officers, employees, agents, Affiliates, representatives, successors or assigns prior to the Closing Date; (ii) all liabilities and obligations (exclusive of obligations arising under the express terms and conditions of the Coinsured Contracts) to the extent such liabilities and obligations arise out of or relate to Sellers' action or inaction in the administration of claims, and other aspects of, or relating to, the Coinsured Contracts prior to the Closing Date; (iii) any liabilities relating to the Outward Reinsurance Agreements, exclusive of liabilities arising under their express terms, for the items set forth in clause (i) above provided that such liability for Assigned Outward Reinsurance Agreements shall only be for the period prior to the Closing Date; (iv) taxes payable with respect to premiums earned or received prior to the Effective Date; (v) Assessments relating to the Coinsured Contracts other than Reimbursable Assessments; or

(vi) assessments, fines, charges or other amounts levied by Governmental Authorities in connection with Coinsured Contracts and of the type paid on account of premiums received or written (depending on the applicable jurisdiction's method of making such assessments) prior to the Effective Date.

         "Software License Agreement" shall mean a software license agreement in the form attached hereto as Exhibit G.

         "Subsidiary" means, with respect to any Person on a given date (i) any other Person of which a majority of the voting power of the equity securities or equity interests is owned directly or indirectly by such Person and (ii) any other Person the accounts of which, by virtue of an ownership interest in it by such Person would be consolidated, in accordance with GAAP, with those of such Person in its financial statements as of the applicable date.

         "Taxes" (or "Tax" as the context may require) means (i) any tax, however denominated, imposed by any federal, state, local, municipal, territorial, provincial or foreign government or any agency or political subdivision of any such government (a "Taxing Authority"), including without limitation any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, gains, goods and services, production, documentary, recording, social security, unemployment, disability, workers' compensation, estimated, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Sellers, payroll, employment, excise, severance, stamp, capital stock, occupation, personal or real property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority relating thereto, (ii) liability of Sellers for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group with any other corporation at any time on or prior to the Closing Date, and (iii) liability of Sellers for the payment of any amounts as a result of being a party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in
(i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

         "Taxing Authority" has the meaning set forth in the definition of "Taxes."

         "Tax Reserve" has the meaning provided in Section 807 of the Internal Revenue Code and regulations thereunder.

         "Three Month LIBOR" means

                (i) the three-month London Interbank Offered Rate (LIBOR) as published by Bloomberg, L.P.

                (ii) with respect to any period between 91 and 180 days, such rate plus 0.25%;

                (iii) with respect to any period between 181 and 365 days, the rate referred to in (i) plus 0.75%, and

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

                (iv) with respect to any period greater than 365 days, the rate referred to in (i) plus 1.25%.

         "Third Party Adjudicator" shall have the meaning set forth in Section
2.04 hereof.

         "Trademark License Agreement" shall mean a trademark license agreement in the form attached hereto as Exhibit H.

         "Transferred Assets" means: (i) Investment Assets; (ii) all of Sellers' rights and interests under the Coinsured Contracts to receive principal and interest paid on policy or contract loans on or after the Effective Date; (iii) the Books and Records; and (iv) the Transferred Contracts.

         "Transferred Contracts" all contracts assigned pursuant to the Bill of Sale and General Assignment Agreement.

         "Transition Servicing Agreement" means the Transition Servicing Agreement between Sellers and Purchaser, substantially in the form of Exhibit C hereto provided, that the final form of such agreement will be subject to review and negotiation by each party and must be in form and substance satisfactory to each party; provided, that the provisions relating to indemnification by Parent contained in Section 4.5 of Exhibit C shall be no less advantageous to Purchaser or Parent.

         "Unassigned Outward Reinsurance Agreements" means all Outward Reinsurance Agreements except for Assigned Outward Reinsurance Agreements.

                                   ARTICLE II

                       TRANSFER AND ACQUISITION OF ASSETS

         Section 2.01 Notional Operating Account.

         (a) As of the Effective Date, each Seller shall establish on its books and records, on behalf of Purchaser, a notional account consisting of (i) the Investment Assets, as determined pursuant to Subsection (b) hereof; (ii) cash investment income relating to the Investment Assets; (iii) realized gains (losses) on sales of the Investment Assets after the Effective Date; and (iv) all operating results, including, but not limited to, revenues, benefits, expenses and obligations arising out of the Coinsured Contracts, (in the case of each of clauses (ii) through (iv), for the period from and after the Effective Date it being understood and agreed that the opening balance of each of the notional accounts described in clauses (ii) through (iv) shall be $0), as more fully set out in Schedule 2.01(a)1 hereto, (each a "Notional Operating Account" and together the "Notional Operating Accounts"). Seller shall maintain accounting for the Notional Operating Accounts utilizing appropriate reinsurance accounting entries. Two days prior to the Closing, Sellers each shall prepare a financial statement of the Notional Operating Accounts substantially in the form of Schedule 2.01(a)1 hereto for the period from the Effective Date through the close of business on the Closing Date (the "Estimated Closing Financial Statement"). Upon the terms

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and subject to the conditions of this Agreement, on the Closing Date, Sellers shall pay to Purchaser, an amount equal to the estimated aggregate balance of the Notional Operating Accounts as of the Closing Date as shown on the Estimated Closing Financial Statement for the components of such accounts set forth in subsections (ii), (iii) and (iv) hereof (the "Estimated Notional Account Balance") by wire transfer of immediately available funds in U.S. Dollars to the bank account(s) designated to Sellers in writing by Purchaser, at least two Business Days prior to the Closing Date; provided, however, that if the Estimated Notional Account Balance as of the Closing Date is negative, Purchaser shall pay Sellers an amount equal to the absolute value of such balance by wire transfer of immediately available funds in U.S. Dollars to the bank account(s), and divided between each Seller as designated to Purchaser in writing by Sellers, at least two Business Days prior to the Closing Date with the exact amount of the payment to be determined according to the agreement of the parties prior to the Closing Date.

         (b) On the Effective Date, Sellers will deliver to Purchaser a statement of certain financial information of the Business as of the close of Business on the Effective Date (the "Effective Date Statement") and a certification of the chief financial officers of Sellers that all items on the Effective Date Statement were estimated in good faith by Sellers as of the close of Business on the Effective Date. Purchaser acknowledges that the financial information in the Effective Date Statement was estimated as of December 31, 2002 based on November 30, 2002 financial information, with such assumptions as described in the Effective Date Statement. The General Account Reserves as of November 30, 2002:

                    (A) are computed in accordance with commonly accepted
             actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles in all material respects and are calculated in a manner consistent in all material respects with that used for the June 30, 2002 reserve balance that the Seller provided to Milliman & Robertson for purposes of Milliman & Robertson's actuarial valuation of the Business contained in a letter dated October 16, 2002 attached as an Appendix to the Confidential Information Memorandum relating to the Business, dated October, 2002 (the "Information Memorandum"), except that reserves are net of outward reinsurance reserve credits;

                    (B) are based on actuarial assumptions that produce reserves sufficient to cover all benefits and guarantees provided for in any Coinsured Contract, including any supplements or riders thereto, as to reserve basis and method, and are in accordance with all other Coinsured Contract provisions;

                    (C) meet the requirements of the Applicable Laws of the
             state of domicile of each of FAFLIC and AFLIAC, as applicable; and

                    (D) are computed on the basis of reserving methodologies
             consistent in all material respects with those used in computing such reserves in the Pro Forma Financial Statements.

The Effective Date Statement shall reflect, in each case separately with respect to each Seller, (i) the General Account Reserves (the "Effective Date Reserves"), (ii) loans under Coinsured Contracts, (iii) Tax Reserves, and (iv) Interest Maintenance Reserves. After the Effective Date, for a period of seven
(7) Business Days with respect to public securities and fifteen (15) Business

Days with respect to private securities, each of Sellers on the one hand and Purchaser on the other shall have the right to identify specific assets contained in the Investment Assets with Fair Market Values with which it disagrees. The party objecting shall submit such asset to three of the following brokers Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Lehman Brothers Inc., J.P. Morgan Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Inc. who shall each determine their median bid and ask value for such asset as of the Effective Date. The average of such bid and ask median values shall then become the adjusted Fair Market Value of such asset. In the event that after such determination a party does not agree on the adjusted Fair Market Value of such disputed asset, such party may notify the other to (i) state a fair market value of the asset which is agreeable to them and (ii) request that such asset be removed and replaced with cash. In the event the other party agrees to the proposed fair market value such value will become the Fair Market Value, if the other party does not agree such assets will be replaced with cash. The right to substitute cash for a disputed assets shall not exceed an aggregate amount of $50 million in substitutions for each party.

         Section 2.02 Acquisition of Transferred Assets, Estimated Notional Account Balance and Assumption of Assumed Liabilities.

         (a) Upon the terms and subject to the conditions of this Agreement on the Closing Date, Sellers shall sell, assign and transfer to Purchaser, (i) all of Sellers' right, title and interest in the Transferred Assets, (ii) the Estimated Notional Account Balance, if any, as provided in Section 2.01(a),
(iii) all Reinsurance Payments Receivables arising on and after the Effective Date exclusive of amounts included in clause (ii) above pursuant to the Indemnity Coinsurance Agreements, and (iv) all Premium Receivables arising on and after the Effective Date exclusive of amounts included in clause (ii) above pursuant to the Indemnity Coinsurance Agreements. In the event that there is a Reserve Level Additional Amount, as set forth in the definition of Ceding Commission herein, Sellers shall sell, assign and transfer to Purchaser all of Sellers' right, title and interest in assets of Sellers selected by Purchaser having a Fair Market Value as of the Effective Date equal to the Reserve Level Additional Amount (the "Reserve Level Investment Assets"). All sales, assignments and transfers of the Transferred Assets other than cash and Investment Assets shall be effected by the Bill of Sale and the General Assignment Agreement. Investment Assets and Reserve Level Investment Assets, if any, shall be transferred by such instruments of transfer or book entry transfer, as appropriate, as are reasonably acceptable to Sellers and Purchaser. Notwithstanding anything in this Agreement to the contrary, but subject to the provisions of Section 5.04 hereof, Sellers shall be entitled to keep and maintain copies of all Books and Records from and after the Closing, and to have access to the originals of the Books and Records in accordance with the terms hereof.

         (b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Purchaser shall reinsure the General Account Liabilities, net of any reinsurance recoverables under the Unassigned Outward Reinsurance Agreements, pursuant to the Indemnity Coinsurance Agreements, as appropriate. Notwithstanding anything herein to the contrary, Purchaser acknowledges that the Books and Records shall not be transferred prior to the end of the term of the Transition Servicing Agreement, but during such period shall be entitled, through its employees and representatives, to make such examination of the Books and Records as Purchaser may request.

         Section 2.03 Place and Date of Closing. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris Glovsky & Popeo, P.C., One Financial Center, Boston, MA 02111, at 10:00 a.m. Eastern Time on the Closing Date or such other time or place as the parties may mutually agree upon.

         Section 2.04 Post-Closing Adjustments.

         (a) Sellers shall, within 30 days after the Closing Date, prepare a proposed financial statement of certain financial information of the Business as of the close of business on the Effective Date (the "Proposed Statement"), and a statement of the General Account Reserves as of the Closing Date (the "Proposed Closing Statement"), each in the same format as the Effective Date Statement and in accordance with the requirements of Section 2.01(b)A-D, and a certification of the chief financial officers of Sellers that the data contained in the Proposed Statement and the Proposed Closing Statement was obtained from the books and records of AFLIAC and FAFLIC and such data was computed in accordance with Massachusetts SAP applied consistently in all material respects and with
Section 2.01(b)A-D. Promptly after its preparation, AFLIAC and FAFLIC shall deliver copies of the Proposed Statement and Proposed Closing Statement to Purchaser. Purchaser shall have the right to review such statements and the Estimated Closing Financial Statement and comment thereon for a period of 90 days after receipt of the Proposed Statement and Proposed Closing Statement. Sellers agree that Purchaser and its accountants may have access to the accounting records of Sellers relating to their preparation of the Proposed Statement, Proposed Closing Statement and the Estimated Closing Financial Statement and for the purpose of conducting its review. Any changes in the Proposed Statement, Proposed Closing Statement or the Estimated Closing Financial Statement that are agreed to by Purchaser and Sellers within 90 days of the aforementioned delivery of such balance sheet by Sellers shall be incorporated into a final statement of the Business as of the close of business on the Effective Date, a final statement of the Business as of the close of business on the Closing Date, and a Final Closing Financial Statement for the period from the Effective Date through the Closing Date, (the "Final Statement," "Final Closing Statement" and "Final Closing Financial Statement", respectively). In the event that Purchaser and Sellers are unable to agree on the manner in which any item or items should be treated in the preparation of the Final Statement, Final Closing Statement or Final Closing Financial Statement within such 90-day period, separate written reports of such item or items shall be made in concise form and shall be referred to KPMG, LLP (the "Third Party Adjudicator") within seven days following the 90 day period. The Third Party Adjudicator shall determine within 14 days the manner in which such item or items shall be treated on the Final Statement, Final Closing Statement or Final Closing Financial Statement; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by Sellers, on the one hand, and Purchaser on the other hand. The determinations by the Third Party Adjudicator as to the items in dispute shall be in writing and shall be binding and conclusive on the parties and shall be so reflected in the Final Statement, Final Closing Statement or Final Closing Financial Statement. The fees, costs and expenses of retaining the Third Party Adjudicator shall be shared equally by Sellers, on the one hand, and Purchaser, on the other hand. Following the resolution of all disputed items (or, if there is no dispute, promptly after the parties reach agreement on the Final Statement, Final Closing Statement and/or Final Closing Financial Statement), Sellers shall prepare the Final Statement, Final Closing Statement and/or Final Closing Financial Statement and shall deliver copies of such statements and/or such financial statement to Purchaser.

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

         (b) In the event the amount of Effective Date Reserves less the Ceding Commission is less than the General Account Reserves as of the Effective Date (as reported in the Final Statement) less the Adjusted Ceding Commission, Sellers shall, within ten (10) Business Days of agreement upon the Final Statement, transfer to Purchaser additional cash or cash equivalents equal to the amount of such difference less 2% of the Effective Date Reserves, together with interest thereon from and including the Effective Date, to but not including the date of such transfer, computed at the Three Month LIBOR as of 5:00 p.m. on the Effective Date. In the event that the full 2% of the Effective Date Reserves is not applied to such payment the balance shall be paid by Purchaser to Sellers together with interest thereon from and including the Effective Date, to but not including the date of such transfer, computed at the Three Month LIBOR as of 5:00 p.m. on the Effective Date.

         (c) In the event the amount of Effective Date Reserves less the Ceding Commission is greater than General Account Reserves as of the Effective Date (as reported in the Final Statement) less the Final Ceding Commission, Purchaser shall, within ten (10) Business Days of agreement upon the Final Statement, transfer to Sellers cash or cash equivalents equal to the amount of such difference plus 2% of the Effective Date Reserves, together with interest thereon from and including the Effective Date, to but not including the date of such transfer, computed at the Three Month LIBOR as of 5:00 p.m. on the Effective Date.

         (d) In the event that the aggregate balance shown on the Final Closing Financial Statement is greater than or less than the Estimated Notional Account Balance, such difference together with interest thereon from and including the Effective Date, to but not including the date of such transfer, computed at the Three Month LIBOR as of 5:00 p.m. on the Effective Date shall be paid in immediately available funds to the appropriate party within ten (10) Business Days of the agreement upon the Final Closing Financial Statement.

         (e) In the event that the General Account Reserves as of the Closing Date as shown on the Closing Date Statement is greater than or less than the General Account Reserves as of the Closing Date as shown on the Final Closing Statement and such difference would have resulted in a change to the Ceding Commission in accordance with the definition thereof, 50% of such difference together with interest thereon from and including the Closing Date, but not including the date of such transfer, computed at the Three Month LIBOR as of 5:00 p.m. EST on the Effective Date shall be paid in immediately available funds to the appropriate party within ten (10) Business Days of agreement upon the Final Closing Statement.

         (f) In the event that Purchaser is no longer required to maintain or is able to reduce the amount of the Interest Maintenance Reserve from the level reflected in the Final Statement, then Purchaser shall within ten (10) Business Days of such determination transfer to Sellers cash or cash equivalents in the amount of such Interest Maintenance Reserve or such reduction, as relevant, multiplied by 0.24. promptly following the time of such determination. The parties recognize that Sellers intend to reflect the release of any portion of the Interest Maintenance Reserve in its statutory accounting statements.

         (g) Amounts required to be transferred from Purchaser to Sellers or from Sellers to Purchaser pursuant to this Section shall be netted against one another so that only a single net transfer shall be required. Any transfer of cash required under this Section 2.04 shall be made within ten (10) Business Days following the determination of amounts due under this Section 2.04.

         Section 2.05 Closing Items.

         (a) At the Closing, Sellers shall execute (where appropriate) and deliver to Purchaser the following:

           (i)    Estimated Closing Financial Statement;

           (ii)   the Indemnity Coinsurance Agreements;

           (iii)  the Administrative Services Agreements;

           (iv)   the Transition Servicing Agreement;

           (v)    the Bill of Sale and General Assignment Agreement;

           (vi)   the Software License Agreement;

           (vii)  the Trademark License Agreement;

           (viii) the Copyright License Agreement;

           (ix) evidence of receipt of the Permits from the Insurance Departments of the Commonwealth of Massachusetts and the State of New York; and

           (x) evidence of compliance with any state pre-acquisition notification acts from which no exemption is available.

         Sellers shall also (i) transfer to Purchaser Investment Assets and Reserve Level Investment Assets, if any, in accordance with Sections 2.01(b) and 2.02(a) hereof, (ii) transfer the other Transferred Assets to Purchaser in accordance with Section 2.02 hereof, (iii) transfer the Estimated Notional Account Balance, if applicable, (iv) transfer all right, title and interest in Reinsurance Payments Receivable arising on or after the Effective Date pursuant to the Indemnity Coinsurance Agreement, (v) transfer all right, title and interest in Premium Receivables arising on or after the Effective Date pursuant to the Indemnity Coinsurance Agreement, and (vi) deliver to Purchaser a true and correct list of all life insurance contracts included in the Coinsured Contracts that are in effect as of the Closing Date.

         (b) At the Closing, Purchaser shall execute (where appropriate) and deliver to Sellers, as applicable, the following:

           (i)    the Indemnity Coinsurance Agreements;

           (ii)   the Administrative Services Agreements;

           (iii)  the Transition Servicing Agreement;

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

           (iv)   the Bill of Sale and General Assignment Agreement;

           (v)    the Software License Agreement;

           (vi)   the Trademark License Agreement;

           (vii)  the Copyright License Agreement;

           (viii) evidence of compliance with any state pre-acquisition notification requirements from which no exemption is available.

         Purchaser shall also transfer to Sellers the Estimated Notional Account Balance, if applicable.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller hereby represents and warrants to Purchaser, jointly and severally, as of the Effective Date, as follows:

         Section 3.01 Organization, Standing and Authority of Sellers. Each Seller is duly organized, validly existing and in good standing under the laws of Massachusetts and has all requisite power and authority to carry on the operations of the Business as they are now being conducted, except where the failure to have such authority would not, individually or in the aggregate, have a material adverse effect on the Business. Each Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Business.

         Section 3.02 Authorization. Each Seller has all requisite power and authority to execute and deliver, and to perform its respective obligations under, this Agreement and under each of the Ancillary Agreements to be executed by it. The execution and delivery by Sellers of this Agreement and the Ancillary Agreements to be executed by them, and the performance by Sellers of their respective obligations under such agreements have been duly authorized by all necessary corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and when the Ancillary Agreements are executed by Sellers will be duly executed and delivered by Sellers, as appropriate; and, subject to the due execution and delivery by the other parties to such agreements, this Agreement is and the Ancillary Agreements executed by Sellers will, upon due execution and delivery, be valid and binding obligations of Sellers, as the case may be, enforceable against Sellers in accordance with their respective terms. Notwithstanding the foregoing, the obligation of Sellers to execute any Ancillary Agreement shall be subject to the terms and conditions of this Agreement.

         Section 3.03 Actions and Proceedings. Except as disclosed on Schedule
3.03 hereto, there are no outstanding orders, decrees or judgments by or with any court, governmental agency, regulatory body or arbitration tribunal before which any Seller was a party that, individually or in the aggregate, have a material adverse effect on the Business. Except as disclosed on Schedule 3.03 hereto, there are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of the Seller Key People, threatened in writing against Sellers, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind which, if adversely determined, would, individually or in the aggregate, have a material adverse effect on the Business.

         Section 3.04 No Conflict or Violation. Except as disclosed on Schedule
3.04 hereto, the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements to which any of them may become a party and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms and conditions hereof and thereof will not
(a) violate any provision of the charter, bylaws or other organizational document of any Seller, (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract relating to or arising in connection with the Business to which any Seller is a party or by or to which Sellers or any of their respective assets or properties may be bound or subject, except for such violations, conflicts, breaches or modifications that would not, individually or in the aggregate, have a material adverse effect on the Business, (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Sellers in connection with the Business, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the Business, (d) subject to obtaining the Permits referred to in Section 3.05 hereof, violate any statute, law or regulation of any jurisdiction, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the Business or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to the Business, except for such breaches, violations, defaults, impairments or revocations that would not, individually or in the aggregate, have a material adverse effect on the Business.

         Section 3.05 Governmental Consents and Approvals. Except for required Permits of and filings with applicable insurance regulatory authorities, the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements to which any of them is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms hereof and thereof do not require any Sellers to obtain any consent, approval or action of, make any filing with, or give any notice to, any governmental or regulatory body, except for such consents, approvals, actions, filings or notices the failure of which to obtain, make or give, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the Business.

         Section 3.06 Computer Software and Intellectual Property.

         (a) Each Seller has set forth on Schedule 3.06(a) hereto a true and complete listing of all material computer software programs used in the conduct of the Business. Such computer software program is either (i) owned by the Seller (the "Owned Software") or (ii) licensed by the Seller from a third party (the "Licensed Software"). Each Seller has the right to use all Owned and Licensed Software as currently used in the Business, and to grant to Purchaser the rights and licenses to the Owned Software as are set forth in the Software License Agreement free and clear of any royalty or other similar payment obligations, claims of infringement or alleged infringement or other lien, charge, claim or other encumbrance of any kind, except for any such claims, liens, charges or encumbrances that would not, individually or in the aggregate, have a material adverse effect on the Business. Each Seller's use of the Owned Software and the Licensed Software is not in conflict with or violation or infringement of, nor, to the knowledge of the Seller Key People, has any Seller received any notice of any such conflict with, or violation or infringement of, any asserted rights of any other Person, except for any such conflicts, violations or infringements that would not, individually or in the aggregate, have a material adverse effect on the Business. Sellers represent that all Coinsured Contracts are on the LifeComm/CORE Computer System.

         (b) The logos, trademarks, service marks and copyrights that are used in the Business and listed on Schedule 3.06(b) are the property of Sellers, and
(ii) any Seller has the right to grant to Purchaser a limited license to use these logos, trademarks, service marks and copyrights above set forth and included in the Trademark and Copyright License Agreements.

         Section 3.07 Brokerage and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Sellers or their Affiliates in connection with this Agreement or the transactions contemplated hereby, except Goldman, Sachs & Co., whose fees for services rendered in connection therewith will be paid by Sellers.

         Section 3.08 Compliance with Laws. Except with respect to those violations listed on Schedule 3.08 or which would not have a material adverse effect on the Business, no Seller, is in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Business nor, to the knowledge of the Seller Key People, has any Seller received any written notice that any such violation is being alleged.

         Section 3.09 Permits, Licenses and Franchises. Schedule 3.09 hereto lists (i) all jurisdictions in which Sellers are licensed to issue the Coinsured Contracts and (ii) the lines of business in connection with the Business which Sellers are authorized to transact in each such jurisdiction. Each Seller has been duly authorized by the relevant state insurance regulatory authorities to issue the Coinsured Contracts that it is currently writing, and was duly authorized to issue the Coinsured Contracts that it is not currently writing at the time such Coinsured Contracts were issued, in the respective states in which it conducts the Business, except for authorizations the failure of which to have would not, individually or in the aggregate, have a material adverse effect on the Business. Except as set forth on Schedule 3.09, Sellers have all other Permits necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted and all such Permits are valid and in full force and effect, except where the failure to have such a Permit would not, individually or in the aggregate, have a material adverse effect on the Business.

       Section 3.10  Coinsured Contracts.

       (a) All Coinsured Contracts as now in force are in all respects, to the extent required under Applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto, except where the failure to have such approval or non-objection or the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Business. To the knowledge of the Seller Key People, at the time any Seller paid commissions to any broker or agent within the past 36 months in connection with the sale of Coinsured Contracts, each such broker or agent was duly licensed as an insurance broker (for the type of business sold by such broker) or agent in the particular jurisdiction in which such broker or agent sold such business for any Seller, and no such broker or agent violated (or with or without notice or lapse of time or both would have violated) any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Business, except where the failure to be so licensed or any such violation would not, individually or in the aggregate, have a material adverse effect on the Business. Neither the manner in which any Seller compensates any Person involved in the sale or servicing of Coinsured Contracts that is not registered as a broker-dealer or insurance agent, as applicable, nor, to the knowledge of the Seller Key People, the conduct of any such Person, renders such Person a broker-dealer or insurance agent under any applicable federal or state law, and the manner in which any Seller compensates each Person involved in the sale or servicing of Coinsured Contracts is in compliance with all applicable federal or state laws except where such manner of compensation or conduct having such affect or the failure to be so in compliance would not, individually or in the aggregate, have a material adverse affect on the Business.

       (b) Both Sellers have implemented procedures and programs which are reasonably designed to provide assurance that its respective agents and employees are in material compliance with all Applicable Law, including without limitation, advertising, licensing and sales practices laws, regulations, directives, bulletins and opinions of governmental authorities, except for non-compliances that, individually or in the aggregate, have not had and would not have a material adverse effect on the Business. Except as previously disclosed in this Agreement or any Schedule to this Agreement, the Seller Key People have no knowledge of any noncompliance with the procedures and programs implemented, except for noncompliance which, individually or in the aggregate, have not had and would not have a material adverse effect on the Business.

       (c) Sellers have at all times since January 1, 1993, maintained records which in all material respects accurately reflect transactions in reasonable detail, and accounting controls, policies and procedures sufficient to ensure in all material respects that such transactions are recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable statutory accounting requirements.

       Section 3.11 Regulatory Filings. Except as listed on Schedule 3.11 hereto, since January 1, 1996, Sellers have filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed by Sellers, with any governmental or regulatory body to the extent they relate to the Business, except where the failure to make such filings would not, individually or in the aggregate, have a material adverse effect on the Business. Except as listed on Schedule 3.11 hereto, all such registrations, filings and submissions were in compliance in all material respects with applicable law when filed or as amended or supplemented, and, to the knowledge of the Seller Key People, no material deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings or submissions that have not been satisfied.

       Section 3.12 Reinsurance. Except as set forth on Schedule 3.12 hereto, and to the knowledge of the Seller Key People, (a) there are no agreements, written or oral, pursuant to which Sellers cede or retrocede risks assumed under the Coinsured Contracts and (b) there are no Coinsured Contracts which are agreements of assumed reinsurance.

       Section 3.13 Conduct of Business. Except as expressly contemplated or required by this Agreement, or as set forth in Schedule 3.13 hereto, since December 31, 2001, Sellers have generally conducted the Business only in the ordinary course consistent with their past practices and there has not been any material change in the underwriting, pricing, actuarial, reserving, investment, sales, marketing or agency practices or policies of the Business, other than a change that would not be reasonably likely to have a material adverse effect on the Business.

       Section 3.14 Absence of Certain Changes. Except as set forth on Schedule 3.14, since December 31, 2001, there has been no event or condition, that, individually or in the aggregate, would be reasonably likely have a material adverse effect on the Business.

       Section 3.15 Other Sale Arrangements. None of FAFLIC or AFLIAC is obligated or liable, contingently or otherwise, for or with respect to negotiations, letters of intent or commitments for the sale of all or any part of the Business (except in the ordinary course of business) to any Persons other than Purchaser.

       Section 3.16  Reserved.

       Section 3.17 Employees. Schedule 3.17(a) hereto lists to the knowledge of the Seller Key People (i) five Persons employed by any Seller or any of their respective Affiliates immediately prior to the execution of this Agreement who are key employees for the Business.

       (b) Schedule 3.17(b) hereto lists and describes, to the knowledge of the Seller Key People, any "pay to stay" or similar arrangement applicable to any employee listed on Schedule 3.17(a) hereto as of the date of this Agreement.

       Section 3.18 Transferred Assets. Sellers have good and marketable title to all assets included within the Transferred Assets (other than cash and the Transferred Contracts), free of any lien, encumbrance, restriction, claim, charge, or defect of title, except for any liens, encumbrances, restrictions, claims, charges or defaults of title (i) whose effect on the value of the relevant Transferred Assets will be collectively reflected in the current value thereof on the Final Balance Sheet, (ii) identified on Schedule 3.18 hereto, or
(iii) with respect to assets other than cash or Investment Assets, that, individually or in the aggregate, would not have a material adverse effect on the Business.

       Section 3.19 GAAP Financial Statements. On or prior to the date hereof, Sellers have delivered to Purchaser true, correct and complete copies of (a) the audited consolidated balance sheet of each Seller and their respective Subsidiaries as of December 31, 2001, prepared in accordance with GAAP, together with the notes thereon and the related report of PricewaterhouseCoopers, LLP, the independent certified public accountant of Sellers, and (b) the audited consolidated statements of income, stockholders' equity and cash flows of each Seller and its Subsidiaries for the year ended December 31, 2001, prepared in accordance with GAAP, together with the notes thereon and the related report of PricewaterhouseCoopers, LLP, (collectively, the "Sellers Financial Statements"). The Sellers Financial Statements are based on the books and records of Sellers and their Subsidiaries, and the Sellers Financial Statements have been prepared in accordance with GAAP (subject to normal recurring year-end adjustments) consistently applied, and fairly present in all material respects the consolidated financial position and results of operations of Sellers and their respective Subsidiaries as of the date and for the period indicated therein.

       Section 3.20 Statutory Statements. Sellers have previously delivered Purchaser true, complete and correct copies of (a) the Annual Statements of each Seller as filed with the Massachusetts Division of Insurance for the years ended December 31, 2001 and 2000 including any update thereto, together with all exhibits and schedules thereto; (b) the Quarterly Statements of each Seller as filed with the Massachusetts Division of Insurance for each of the first three quarters in 2002; and (c) the actuarial opinions applicable to the Business for such years and supporting actuarial memoranda for the year ended December 31, 2001 only.

       Section 3.21  Tax Matters. Except as described on Schedule 3.21:

       (a) Sellers agree that for all Tax purposes the transactions pursuant to this Agreement and the Ancillary Agreements constitute indemnity reinsurance transactions. Sellers further agree not to take any position inconsistent with these positions for Tax purposes.

       (b) Each Coinsured Contract identified as a "Life Insurance Contract" for purposes of this Agreement that was issued after December 31, 1984 complies with the requirements of Section 7702 of the Code.

       (c) Each Coinsured Contract identified as a "Life Insurance Contract" for purposes of this Agreement that was issued before January 1, 1985 (i) complies with the requirements of Section 7702 of the Code to the extent applicable to such Insurance Contract or (ii) to the extent Section 7702 of the Code is inapplicable to such Insurance Contact and such Insurance Contract is a flexible premium contract within the meaning of Section 101(f) of the Code, complies with the requirements of such Section 101(f).

       (d) To the knowledge of the Seller Key People, there are no "hold harmless," tax sharing, indemnification, or similar arrangements regarding the Tax qualification or treatment of any Coinsured Contracts.

       (e)    Tax Reserves have been properly computed in accordance with
Section 807 of the Internal Revenue Code and the Income Tax Regulations thereunder.

       (f) The policyholders of any Coinsured Contracts that constitute "modified endowment contracts" under Section 7702A of the Code have been fully notified of the status and federal tax consequences of such Coinsured Contracts. All such modified endowment contracts are listed on attached Exhibit F and Seller will bear the economic cost associated with such noncompliance as provided for in Section 8.02(b) hereof.

       (g) Each Seller has complied in all material respects with all applicable reporting, withholding and disclosure requirements under the Code, ERISA and other applicable law, including but not limited to those regarding distributions, with respect to the Coinsured Contracts and has reported the distributions under such contracts in accordance with Sections 72, 7702 and 7702A of the Code in all material respects.

       Section 3.22 Disaster Recovery Backup. Sellers have established off-site storage of all systems and data used in the administration of the Coinsured Contracts to allow for a continuation of work with no more than a 48-hour interruption if there is any disaster or other event which interrupts work at the facility where the work is being performed ("Disaster Recovery Backup"). The Disaster Recovery Backup is located at Tewksbury, Massachusetts.

       Section 3.23 Pro Forma Financial Statements. Except with respect to net investment income, the data contained in the Pro Forma Financial Statements was obtained from the books and records of Sellers and is the same data that was included with respect to the Business in the statutory financial statements of Sellers and in Sellers' work papers upon which such Massachusetts SAP financial statements were based. Such data was computed in accordance with, as applicable, Massachusetts SAP in all material respects with the requirements of Section 2.01(b)A-D. Except as disclosed on Schedule 3.23 hereto, or reserved against in Sellers' Financial Statements, to the knowledge of the Seller Key People, as of the date thereof there were no material debts, liabilities or obligations of the Business, whether accrued, absolute or contingent and whether due or to become due that would be required to be set forth in such financial statements.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser hereby represents and warrants to Sellers as of the Effective Date, as follows:

       Section 4.01 Organization and Standing. Purchaser is a Massachusetts domiciled stock life insurance company and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted, except where such authority is not material to such operations.

       Section 4.02 Authorization. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and under each of the Ancillary Agreements to be executed by it. The execution and delivery by Purchaser of this Agreement and the execution and delivery of the Ancillary Agreements to be executed by Purchaser, and the performance by it of its obligations under such agreements, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser, and on the Closing Date the Ancillary Agreements executed by Purchaser will be duly executed and delivered by Purchaser; and, subject to the due execution and delivery by the other parties to such agreements, this Agreement is, and the Ancillary Agreements executed by Purchaser will, upon due execution and delivery, be valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, the obligation of Purchaser to execute any Ancillary Agreement shall be subject to the terms and conditions of this Agreement.

       Section 4.03  Actions and Proceedings. Except as disclosed on Schedule
4.03 hereto, there are no outstanding orders, decrees or judgments by or with any court, governmental agency, regulatory body or arbitration tribunal before which Purchaser was a party that, individually or in the aggregate, have a material adverse effect on the operations, financial condition or assets of Purchaser. Except as disclosed on Schedule 4.03 hereto, there are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of Purchaser Key People, threatened against Purchaser or at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind which, if adversely determined, would, individually or in the aggregate, have a material adverse effect on the operations, financial conditions or assets of Purchaser.

       Section 4.04  No Conflict or Violation. Except as disclosed on Schedule
4.04 hereto, the execution, delivery and performance by Purchaser of this Agreement and the execution, delivery and performance by Purchaser of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms and conditions hereof and thereof will not (a) violate any provision of the charter, bylaws or other organizational document of Purchaser, (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract to which Purchaser is a party or by or to which it or any of its assets or properties may be bound or subject, except for such violations, conflicts, breaches or modifications that would not, individually or in the aggregate, have a material adverse effect on the operations, financial condition or assets of Purchaser, (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Purchaser, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the operations, financial condition or assets of Purchaser, (d) violate any statute, law or regulation of any jurisdiction except for such violations that would not, individually or in the aggregate, have a material adverse effect on Purchaser, or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any Permit related to Purchaser's business or necessary to conduct the Business, except for any violation, conflict, breach or default that would individually or in the aggregate, have a material adverse effect on the operations, financial condition or assets of Purchaser.

       Section 4.05  Governmental Consents and Approvals. Except as set forth on
Schedule 4.05 hereto and except for required Permits of applicable insurance regulatory authorities, the execution, delivery and performance by Purchaser of this Agreement, and the execution, delivery and performance by Purchaser of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms hereof and thereof, do not require Purchaser to obtain any consent, approval or action of, make any governmental filing with or give any notice to, any Person, except for such consents, approvals, actions, filings or notices the failure of which to obtain, make or give, as the case may be, would not individually or in the aggregate have a material adverse effect on the operations, financial condition or assets of Purchaser.

       Section 4.06 Brokerage and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Purchaser in connection with this Agreement or the transactions contemplated hereby except Bear Stearns & Co. Inc, whose fees for services rendered in connection with the transactions contemplated by this Agreement will be paid by Purchaser.

       Section 4.07 Compliance with Laws. Except with respect to those violations, if any, that will be cured by Purchaser prior to, or by the act of, Closing or which individually or in the aggregate would not have a material adverse effect on the operation of Purchaser, Purchaser is not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator nor has Purchaser received any written notice that any such violation is being alleged.

       Section 4.08 Permits, Licenses and Franchises. Purchaser has been duly authorized by the relevant state insurance regulatory authorities to transact life insurance business in all 50 states and Puerto Rico. Except as listed on
Schedule 4.08 hereto, Purchaser has all Permits necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted, and all such Permits are valid and in full force and effect, except where the failure to have such a Permit would not, individually or in the aggregate, have a material effect on the operations of Purchaser. Except as listed on Schedule 4.08 hereto, Purchaser has not engaged in any activity which would cause revocation or suspension of any such Permit and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened.

       Section 4.09 Sufficient Funds. Purchaser has or will have at Closing sufficient funds available to pay the Adjusted Ceding Commission and to pay all fees and expenses related to the transactions contemplated.

                                    ARTICLE V

                                    COVENANTS

       Section 5.01  Conduct of Business.

       (a) During the period from the Effective Date to the Closing, each Seller shall (i) in all material respects operate the Business as presently operated and only in the ordinary course and consistent with past practice (including but not limited to past underwriting standards and investment management of the Transferred Assets) except as set forth in Schedule 5.01(a) hereto, or otherwise required by this Agreement (ii) use commercially reasonable best efforts to preserve the value of the Business, and (iii) use commercially reasonable best efforts to preserve their relationships with and the goodwill of their agents, brokers, customers, suppliers, employees and other Persons having business dealings with Sellers in connection with the Business.

       (b) Without limiting the generality of Section 5.01(a), and except as otherwise expressly provided in this Agreement, Sellers will not without the prior written consent of Purchaser:

                     (i) enter into any contract, other than in the ordinary course of business consistent with past practice during the fourth quarter of 2002 in all material respects;

                     (ii) acquire or dispose of any asset used or to be used in the Business, other than acquisitions or dispositions in the ordinary course of the Business in all material respects;

                     (iii) change in any material respect any of the accounting principles, practices, methods or policies (including but not limited to any reserving methods, practices or policies) employed with respect to the Business, except as may be required as a result of a change in law, GAAP, SAP or guidelines issued by the Commission or its accounting staff or by any other regulatory or self-regulatory authority;

                     (iv) pay, discharge or satisfy any material claims, liabilities or obligations associated with the Business (absolute, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of the Business consistent with past practice or in accordance with the terms of liabilities reflected or reserved against in the Pro Forma Financial Statements or incurred in the ordinary course of business consistent with past practice in all material respects;

                     (v) enter into any reinsurance contract, other than in the ordinary course of business of the Business consistent with past practice in all material respects;

                     (vi) agree in writing or otherwise to take any of the actions described above in this Section 5.01(b).

       (c) Prior to Closing, each Seller shall notify Purchaser as promptly as practicable of any event or transaction having a material adverse effect on the Business.

       (d)    Prior to the Closing Date, Sellers will:

                     (i) not take any action intended to cause lapses, conversions or the terminations of any Coinsured Contract;

                     (ii) take no action intended to encourage any agents of a Seller to roll over any Coinsured Contract; and

                     (iii) pay no commissions to any agent on such Coinsured Contracts that is rolled over in the event that, commencing on the Effective Date, the lapse rate with respect to Coinsured Contracts exceeds [*]%, calculated on an annualized rolling prior 3-month lapse rate basis calculated and reported, in writing to Purchaser by Sellers each week.

       (e) During the period from the Effective Date to the Closing Date, Sellers will continue to provide all administrative services and other duties and obligations required to be performed with respect to General Account Liabilities and the Coinsured Contracts in accordance in all material respects with the standards they have used in administering the business and will not make any material changes in such standards except as required by applicable law. Sellers shall receive compensation, which Sellers will reflect in the Notional Operating Account, for such services equal to $[*] per policy in effect at the end of each month per year prorated for the days the Notional Operating Account is in effect, which shall become due and payable pursuant to Section
2.01. Within five days of the end of each full calendar month following the date hereof, Seller shall provide to Purchasers a monthly financial statement of the Notional Operating Account certified by the chief financial officer of each Seller that such statement reflects reinsurance accounting as currently required by Massachusetts SAP in all material respects.

       (f) From the Effective Date to Closing, Sellers shall consult with Purchaser on all investment decisions regarding the Investment Assets and shall manage the Investment Assets at Purchaser's written direction.

       Section 5.02 Certain Transactions. From the date of this Agreement through the Closing, none of Sellers or any of their respective officers, employees, representatives or agents will, directly or indirectly, solicit, encourage or initiate any negotiations or discussions with, or provide any information to, or otherwise cooperate in any other manner with, any Person or group (other than Purchaser, and its Affiliates and representatives) concerning any direct or indirect sale or other disposition of the Business or the stock or substantially all of the assets of any Seller.

       Section 5.03  Investigations; Pre-Closing Access.

       (a) Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such investigation of the assets, liabilities, business and operations of the Business, and such examination of the Books and Records, as Purchaser may reasonably request. Any investigation, examination or interview by Purchaser of any of the Sellers or their employees and agents or access pursuant to any of the provisions of this Section 5.03(a) or Section 5.03(b) shall be conducted or occur during regular business hours upon reasonable prior notice to Sellers, provided however, that such actions by Purchaser shall not unreasonably interfere with Seller's business operations; and each of the parties hereto and its employees and representatives, including, without limitation, counsel, investment bankers, and independent public accountants, shall cooperate with the other's employees and representatives, as the case may be, in connection with such review and examination.

       (b) In addition, prior to the Closing Date, Sellers shall provide Purchaser with full and complete access to every aspect of the Business. Without limiting the generality of the foregoing, Sellers shall, commencing on the date hereof (i) provide Purchaser with access to employees and agents of Sellers reasonably specified by Purchaser to understand any and all aspects of the Business and to plan the transition of the Business as Purchaser may reasonably request, (ii) reasonably designate certain individuals (subject to Purchaser's reasonable approval) to serve as members of a Seller/Purchaser transition team and cause such individuals to devote reasonable time to transition matters,
(iii) devote reasonable resources to transition matters (such resources to include, without limitation, office accommodations and related facilities for a substantial and continuing presence of Purchaser's transition team members on any Seller's premises), (iv) consult with Purchaser regarding Sellers' development work pertaining to systems, products, distribution and customer and producer services, (v) cooperate with Purchaser in its development work pertaining to systems, products, distribution and customer and producer services in order to enable implementation of the transition plan at the earliest feasible date. In conjunction with the foregoing, Sellers hereby acknowledge that such transition plan is critical to the success of the transactions contemplated by this Agreement, and (vi) permit, and cooperate with, Purchaser to offer to selected employees of Seller, as designated by Purchaser and reasonably acceptable to Sellers, incentive compensation to encourage such employees to continue their employment with the Business through January 21, 2004, provided the aggregate of such incentive compensation shall not exceed $250,000, Purchaser to reimburse the Sellers for such incentive compensation, including Sellers' portion of withholding taxes.

       (c) Any investigation, examination or interview by Purchaser of any of the Seller Parties or their employees and agents or access pursuant to any of the provisions of Section 5.03(a) or Section 5.03(b) shall be conducted or occur during regular business hours upon reasonable prior notice to the Seller Parties provided, however, that such actions by Purchaser shall not unreasonably interfere with Sellers' business operations.

       (d) Sellers shall, prior to Closing, provide Purchaser with all information reasonably necessary to operate the Business as it is currently operated.

       (e) Notwithstanding any other provisions of this Section 5.03, Purchaser and Sellers shall cooperate in implementing the provisions of this
Section 5.03 so as not to prevent or interfere with each Seller's compliance with Section 5.01 hereof.

       Section 5.04  Post-Closing Access.

       (a) In addition to any similar provisions provided in the Transition Services Agreement, following the Closing Date, each Seller shall (i) allow Purchaser upon reasonable prior notice and during regular business hours, through their employees and representatives, the right, at Purchaser's expense, to examine and make copies of any books and records retained by each Seller, to the extent they relate to the Business, for any reasonable business purpose, including, without limitation, the preparation or examination of Purchaser's Tax returns, regulatory filings and financial statements and the conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the conduct of the Business prior to the Closing Date and (ii) maintain such books and records for Purchaser's examination and copying for the period required under each Sellers document retention policy or longer if required by law.

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

Access to such books and records shall be at Purchaser's expense and may not unreasonably interfere with any Seller's or successor company's business operations.

       (b) Following the Closing Date, Purchaser shall (i) allow Sellers, upon reasonable prior notice and during regular business hours, through their employees and representatives, the right, at Sellers' expense, to examine and make copies of the Books and Records transferred to Purchaser, respectively, at the Closing for any reasonable business purpose, including, without limitation, the preparation or examination of Tax returns, regulatory filings and financial statements and the conduct of any litigation or the conduct of any regulatory, contract holder, participant or other dispute resolution whether pending or threatened, and (ii) maintain such Books and Records for Sellers' examination and copying for the period required under Purchaser's document retention policy or longer if required by law. Access to such Books and Records shall be at Sellers' expense and may not unreasonably interfere with Purchaser's or any successor company's business operations.

       Section 5.05  Consents and Reasonable Efforts.

       (a) Sellers and Purchaser shall cooperate and use reasonable best efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any governmental authorities and regulatory agencies, necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the other agreements contemplated hereby and thereby, including, without limitation, the Permits described in Sections 6.03 and 7.03 hereof. Sellers shall use reasonable best efforts to obtain, and Purchaser will cooperate with Sellers in obtaining, all other approvals and consents to the transactions contemplated by this Agreement and the Ancillary Agreements, including the matters set forth on
Schedule 3.04 hereto and the consents of third parties under contracts to be assigned. In the event third party consents under contracts to be assigned cannot be obtained, Sellers agree to use reasonable best efforts, in cooperation with Purchaser, to obtain comparable benefits for Purchaser. Purchaser will use reasonable best efforts to obtain all approvals and consents to the transactions contemplated by this Agreement and the Ancillary Agreements including the matters as set forth on Schedule 5.05 hereto.

       (b) Each party shall provide all necessary information, documentation and communications to any insurance regulatory authorities and such other Government Authorities and other Persons required to consummate the transactions contemplated hereby. Each party shall cooperate with the other in obtaining, as promptly as practicable, all approvals, authorizations and clearances of Government Authorities and other Persons required to consummate the transactions contemplated hereby. Each party hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information or other applicable confidentiality requirements, all the information relating to Sellers and Purchaser or any of their respective Affiliates, as the case may be, that appears in any filings or other submissions with, or other written materials submitted to, any third party or Government Authorities in connection with the transactions contemplated by this Agreement. Sellers and Purchaser agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of any notice or other communications received by Sellers and Purchaser or any of their respective

Affiliates, as the case may be, from any third party or Government Authority with respect to the transactions contemplated hereby, including, without limitation, all inquiries from insurance regulators and all notices of claims, suits and actions for which either party receives service of process.

       Section 5.06  Further Assurances.

       (a) Upon the terms and subject to the conditions herein provided, on and prior to the Closing Date, each of Seller and Purchaser shall use all commercially reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things or execute any documents necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the other agreements contemplated hereby and thereby.

       (b) On and after the Closing Date, Sellers (as reasonably requested from time to time by Purchaser) and Purchaser (as reasonably requested from time to time by Sellers) shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be reasonably necessary to carry out any of the provisions hereof, including, without limitation, putting Purchaser in full possession and operating control of the Transferred Assets and the Business and giving effect to the assumption of liabilities by Purchaser as contemplated hereby and thereby.

       Section 5.07 Expenses. Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

       Section 5.08 Indemnity Coinsurance Agreement. At the Closing, each Seller and Purchaser shall execute and deliver to each other an Indemnity Coinsurance Agreement, which shall be effective as of the Effective Date.

       Section 5.09 Administrative Services Agreement. Sellers and Purchaser agree to negotiate in good faith promptly and diligently the final form of Administrative Services Agreement.

       Section 5.10 Transition Servicing Agreement. Sellers and Purchaser agree to negotiate in good faith promptly and diligently the final form of Transition Servicing Agreement, provided, that the provisions relating to indemnification by Parent contained in Section 4.5 of Exhibit C shall be no less advantageous to Purchaser or Parent.

       Section 5.11 Bill of Sale and General Assignment Agreement. At the Closing, Sellers and Purchaser shall execute and deliver to each other the Bill of Sale and General Assignment Agreement, which shall be effective as of the Closing Date, in substantially the form of Exhibit D hereto.

       Section 5.12  Reserved.

     Section 5.13 License Agreements. At the Closing, Sellers and Purchaser will execute and deliver to each other the Software, Trademark and Copyright License Agreements.

     Section 5.14 Reinsurance Treaties. Prior to Closing, each Seller agree to use its commercially reasonable best efforts, at its own expense, to assign all of its rights and obligations under the reinsurance treaties listed on Schedule
5.14 hereto to which it is a party under the existing terms of such treaties, and to obtain any endorsements from the reinsurers thereunder to the extent necessary to ensure that Purchaser is entitled to enforce such treaties against the reinsurers its own names, with respect to the Coinsured Contracts.

     Section 5.15 Reserved.

     Section 5.16 Reserved.

     Section 5.17 Tax Allocation.

     (a) Sellers and Purchaser agree to allocate the sum of the Adjusted Ceding Commission and the General Account Reserves transferred as of the Effective Date (such sum, the "Allocable Amount") among the Transferred Assets in accordance with this Section 5.17 for all purposes, including Tax and financial accounting purposes.

     (b) An amount equal to the Adjusted Ceding Commissions shall be allocated to the value of the insurance-in-force with respect to the Coinsured Contracts reinsured under the Coinsurance Agreement.

     (c) The remainder of the Allocable Amount shall be allocated among the Transferred Assets (other than such insurance-in-force) in proportion to the fair market value of such assets, using the residual method of accounting. For purposes of the Code, the amount of the liabilities assumed by Purchaser that are included in the Allocable Amount for this purpose shall be equal to Sellers' combined tax basis in such liabilities.

     (d) For purposes of Section 1060 of the Code, Sellers and Purchaser shall
(i) make the allocation described in Section 5.17(c) hereof in the manner described in Income Tax Regulations Section 1.1060-1T, taking into account the allocation described in Section 5.17(b) hereof, and (ii) file asset acquisition statements on Form 8594 (or any replacement or successor form) reflecting such allocation at the time, in the manner, and under the procedures described in such provision of the Income Tax Regulations.

     (e) As soon as practicable after the Closing Date, Purchaser shall prepare a schedule reflecting the allocation of the remainder of the Allocable Amount under Section 5.17(c) hereof in the manner described in Income Tax Regulations
Section 1.1060-1T and shall submit it to Sellers. If, within 30 days of Sellers' receipt of such schedule, Sellers shall not have objected in writing to the determination of the Allocable Amount or to such allocation, the allocation shall be used by Sellers and Purchaser for purposes of Form 8594 (and any replacement or successor form) and all other federal income Tax purposes. If, within 15 days of any objection in writing to the determination of the Allocable Amount or to such allocation, Sellers and Purchaser shall not have agreed in writing to the allocation under Section 5.17(c) hereof, any disputed aspects of the determination of the Allocable Amount or to such allocation shall be resolved by the Third Party Accountant within 30 days of the submission of the dispute to the Third Party Accountant by Sellers or Purchaser. The decision of the Third Party Accountant shall be final, and the costs, expenses, and fees of the Third Party Accountant shall be borne equally by Sellers and Purchaser.

     (f) Sellers and Purchaser shall not take any position before any Taxing Authority or otherwise (including in any Tax return) inconsistent with this
Section 5.17 unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign law).

     Section 5.18 Reserved.

     Section 5.19 Reserved.

     Section 5.20 Licensed Software and Transition Support.

     (a) Upon Purchaser's written request, Sellers shall obtain, at or prior to the end of the term of the Transition Servicing Agreement, on behalf of Purchaser from the licensors of the Licensed Software (i) all rights and licenses necessary for Sellers to use the Licensed Software to process data for Purchaser or its designee, as applicable, related to the Business (ii) all rights and licenses necessary for Purchaser or its designee, as applicable, to use the Licensed Software, commencing upon termination or expiration of the Transition Servicing Agreement, to process data for Sellers and Purchaser or its designee, as applicable, related to the Business, (iii) all rights and licenses necessary for Purchaser to copy and modify the Licensed Software to the extent reasonably required in connection with the processing of data related to the Business and (iv) maintenance for the Licensed Software on commercially reasonably terms substantially equivalent to those available to Sellers. The rights and licenses referred to above may be assigned by Purchaser to an affiliate or a purchaser of substantially all of the assets of the business with respect to which such licenses relate. Sellers shall provide Purchaser or its designee with a copy of all source code, object code and documentation related to such software in Sellers' possession or control in a form reasonably requested by Purchaser. Sellers shall obtain on behalf of Purchaser the rights and licenses referred to in this Section 5.20 for a period equal to the greater of (x) five (5) years after the Closing, and (y) the remaining life of the applicable license, and shall also obtain on behalf of Purchaser the right to assign the rights and licenses referred to in this Section 5.20, in whole or in part, to any of Purchaser's affiliates and direct or indirect successors or designees or a purchaser of substantially all of the assets of the business with respect to which such rights and licenses relate. Purchaser agrees that as a condition of receiving such rights and licenses, Purchaser may be required to accept certain confidentiality and other non-financial obligations imposed on Sellers under the license agreements relating to such software. Purchaser shall be entitled to participate fully in any negotiation with any such licensors, but shall bear its own costs in connection with such participation.

     (b) Sellers shall, commencing on the date hereof and continuing through the end of the term of the Transition Servicing Agreement:

     (i) provide Purchaser with access to employees, agents and independent contractors of Sellers reasonably specified by Purchaser to understand any and all aspects of the Business and to plan the transition of the Business; including but not limited to subject matter experts to support the definition of interfaces to Purchaser's administrative systems from Seller's administrative systems;

     (ii) designate certain individuals (subject to Purchaser's reasonable approval) to serve as members of a Seller/Purchaser transition team and cause such individuals to devote reasonable time to transition matters;

     (iii) devote reasonable resources to transition matters (such resources to include, without limitation, office accommodations and related facilities for a substantial and continuing presence of Purchaser's transition team members on any Seller's premises);

     (iv) cooperate with Purchaser in connection with Purchaser's filing of policy and contract forms to enable Purchaser to issue policies and contracts substantially similar to those included in the Business;

     (v) consult with Purchaser regarding Sellers' development work pertaining to systems, products, distribution and customer and producer services; and

     (vi) cooperate with Purchaser in its development work pertaining to systems, products, distribution and customer and producer services in order to enable implementation of the transition plan at the earliest feasible date.

In conjunction with the foregoing, Sellers agree to work with Purchaser to prepare, and use their best efforts to complete prior to the Closing Date a transition services work plan detailing the services provided for in this
Section 5.20(b), which work plan will be subject to Purchaser's review and approval.

     (c) During the term of the Transition Services Agreement Sellers shall segment the data associated with the Coinsured Contracts and Sellers and Purchaser shall test such segmented data to ensure that it can be processed properly on a stand alone basis, using the Owned Software together with the Licensed Software. After Purchaser, in its reasonable discretion, is satisfied with the content and format of the segmented data, Sellers shall deliver such data to Purchaser in the format and medium identified by Purchaser. All data delivered to Purchaser hereunder shall be complete and accurate.

     (d) All of the expenses of Sellers (including both out of pocket fees and expenses and the costs of use of internal resources of the Sellers and any Affiliates) in complying with this Section 5.20 and in assisting Purchaser in the system development activities contemplated under Section 5.22 shall be borne by Sellers; provided, however, that in the event such expenses exceed $[*], Purchaser shall reimburse Sellers for any amounts in excess of $[*]. Any reimbursement by Purchaser hereunder shall occur within twenty business days of Purchaser receiving reasonable documentation of Seller's expenses.

     (e) Purchaser, at its sole discretion, may choose to forego receiving the licenses and maintenance provided for in Section 5.20(a) above, and choose instead to receive the segmented data provided for in Section 5.20(c) and to process such data using Purchaser's own systems, or the systems of a third party provider, by providing Sellers with written notice of such choice. In the event that this option is selected, Purchaser's costs and expenses (including both out of pocket fees and expenses and the costs of use of internal resources of Purchaser and any Affiliates) incurred in processing such data using Purchaser's own systems or the systems of a third party provider shall be reimbursed by Sellers to the extent that such costs when added to the other expenses of Sellers in complying with this Section
5.20 and in assisting Purchaser in the system development activities contemplated under Section 5.22, do not exceed $[*] million in the aggregate. Any reimbursement by the Sellers hereunder shall occur within twenty business days of the Sellers receiving reasonable documentation of Purchaser's expenses.

     Section 5.21 Confidentiality. Each party hereto (with Purchaser considered to be one party and the Sellers considered to be another party for purposes of this Section 5.21) will hold, and will use its best efforts to cause its Affiliates, and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliates or representatives), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of law or regulation, or other mandatory legal process or by the United States National Association of Insurance Commissioners, (ii) consented to in writing by the other party, (iii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, (iv) disclosed to any nationally recognized rating agency by Seller or Purchaser and with Sellers' or Purchaser's prior consent, or (v) if required by Applicable Law, to correct any material false or misleading public information concerning the relationship between Seller and Purchaser, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's representatives in connection with this Agreement and the Ancillary Agreements, including, without limitation, the Schedules hereto or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known or was independently developed by the receiving party, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Business furnished by Sellers hereunder, it being understood that each may, without prior notification or consent, advise and otherwise hold discussions with regulators having jurisdiction over each and their respective businesses, including insurance and securities regulators. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective representatives to promptly redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings whatsoever related thereto or based thereon prepared by the party furnished such documents and information or its representatives.

     Section 5.22 Systems. During the period prior to the expiration of the Transition Servicing Agreement, Sellers shall work in good faith to assist Purchaser in development activities designed to allow that all systems used principally in the conduct of the Business are capable of inputting, processing and outputting information in a manner to allow Purchaser to operate the Business. Each Seller acknowledges the criticality of developing such capabilities in order to permit Purchaser to commence issuing policies and contracts substantially identical to the Coinsured Contracts, and thus maintaining the value of the Business, following the Closing. Purchaser acknowledges that the development of such capabilities will require resources that may exceed those reasonably available to Sellers during the pre-Closing period. In view of the foregoing acknowledgments, each Seller agrees to make available to Purchaser internal facilities, personnel and other resources for the development of ongoing operation and transition systems capabilities. On the date hereof and on the last day of each month prior to Closing, Sellers shall create a backup tape containing any information regarding the Coinsured Contracts and deliver such tape to Purchaser within ten business days.

     Section 5.23 Updated Financial Information. As soon as is reasonably practicable following the end of any fiscal quarter or fiscal year of each Seller, each Seller shall deliver to Purchaser statutory financial statements with respect to such quarter or year and with respect to the period from the end of the previous fiscal year to the end of such quarter or year, as applicable. Sellers agree to file annual statements with the Commonwealth of Massachusetts by February 28, 2003.

     Section 5.24 Reserved.

     Section 5.25 Reinsurance Treaty. In order to effect the assignment of an Outward Reinsurance Agreement, Sellers and Purchaser hereby agree to cooperate and use their reasonable best effects to comply with their respective requirements set out in a letter agreement by and among RGA Reinsurance, AFLIAC and Purchaser dated December 31, 2002.

     Section 5.26 Forty-Nine State Closing; NY Closing. Notwithstanding Sections
6.03 and 7.03, the parties agree that if on or after January 20, 2003, all of the conditions to Closing as set forth in Articles VI and VII are satisfied or waived, except that the parties have not obtained the necessary approval of the transactions contemplated hereby from the Superintendent of Insurance of the State of New York (the "NY DOI"), the parties will proceed with Closing on the last day of the month in which all of such conditions, except for NY DOI approval, are satisfied or waived in accordance with the terms of this Agreement, subject to the following adjustments:

     (a) The Indemnity Coinsurance Agreements, Transition Services Agreement, and Administrative Services Agreements ("Amended Agreements") to be entered into between Purchaser and Sellers on the Closing Date will be amended to exclude all Coinsured Contracts that are subject to the SMA Life Insurance Plan to Protect the People of New York, dated January 17, 1994, and the related custodian account (the "NY Coinsured Contracts"). Appropriate amendments will be made in such agreements and adjustments made to this Agreement to reduce, on a pro rata basis, any liability, accounts, assets, reserves, ceding commission, purchase price adjustments, reserve closing conditions assumed or transferred to reflect the removal of the NY Coinsured Contracts. Such adjustments shall be based upon financial statements prepared by Milliman USA which shall reflect the Business with the exclusion of the NY Coinsured Contracts and the Business relating to the NY Coinsured Contracts. Purchaser agrees that, in such event, it will take all reasonable efforts to cause the NY DOI to consent to release AFLIAC from its obligations under the SMA Life Insurance Plan to Protect the People of New York to maintain assets in the custodian account in an amount equal to 102% of AFLIAC's obligations under the NY Coinsured Contracts, and the New York Closing shall be contingent on receipt of such consent and release.

     (b) For a period of up to one (1) year after the Closing Date, the parties shall use all commercially reasonable efforts to obtain the approval of the NY DOI for a closing on the NY Coinsured Contracts. On a date (the "NY Closing Date") that is the last day of the month in which the parties have obtained such required approval from the NY DOI, Purchaser and Sellers shall execute and deliver an Indemnity Coinsurance Agreement, a Transition Services Agreement and an Administrative Services Agreement with respect to the NY Coinsured Contracts, substantially in the forms attached hereto, with such adjustments to reflect, on a pro rata basis, the NY Coinsured Contracts. .

     (c) On the NY Closing Date, the parties shall close, upon the terms hereof, on the NY Coinsured Contracts and make whatever adjustments are appropriate pursuant to this Agreement to cause the parties to be in the same economic position as if the NY Closing Date occurred at the same time as the Closing. If agreement on such adjustments cannot be reached, the matter shall be addressed in accordance with the "Arbitration" Article of the Indemnity Coinsurance Agreement.

                                   ARTICLE VI

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                              OF PURCHASER TO CLOSE

     The obligations of Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it to the extent permitted by law:

     Section 6.01 Covenants, Representations and Warranties.

     (a) All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of those covenants and obligations (considered individually) shall have been duly performed and complied with in all material respects;

     (b) Each of Sellers' representations and warranties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), provided that no breaches of representations and warranties shall be deemed to excuse obligations to consummate the transactions contemplated hereby unless, individually or in the aggregate, such breaches would result in a material adverse effect on the Business or the Sellers (ignoring, for this purpose, any materiality or material adverse effect qualifications to such representations and warranties); and

     (c) Purchaser shall have received a certificate signed by a duly elected officer of each of the Seller Parties to the effect that the foregoing conditions have been satisfied.

     Section 6.02 Other Agreements. The Ancillary Agreements and each of the other agreements and instruments contemplated hereby and thereby to which any Seller is a party shall have been duly executed and delivered by Seller as applicable, on the Closing Date and each of such agreements, documents and instruments shall be in full force and effect with respect to Seller on the Closing Date, as applicable.

     Section 6.03 Governmental and Regulatory Consents and Approvals. All Permits and authorizations required by Sellers or Purchaser from governmental and regulatory bodies shall have been obtained and shall be in full force and effect and without conditions or limitations that would have a material adverse effect on the Business as operated by Purchaser after the Closing Date and Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such Permits.

     Section 6.04 Possession of Assets; Instruments of Conveyance. On the Closing Date, each of the Sellers shall have delivered to Purchaser, possession of the Transferred Assets to be transferred on the Closing Date and shall have transferred to Purchaser, all of the right, title and interest of Sellers, in and to (i) the Transferred Assets, (ii) Reserve Level Investment Assets, if any,
(iii) all Reinsurance Payments Receivables arising on or after the Effective Date, and (iv) all Premium Receivables arising on or after the Effective Date, all as provided in this Agreement and the Ancillary Agreements.

     Section 6.05 Notional Operating Account Balance. Sellers shall have paid to Purchaser an amount in cash equal to the aggregate balance of the Notional Operating Accounts as shown on the Estimated Closing Financial Statement, as provided in Section 2.01 of this Agreement, if such balances are positive.

     Section 6.06 Litigation. No Applicable Law or order shall be in effect that prohibits or enjoins, and no litigation, action or other proceeding shall be pending that seeks to prohibit or enjoin or that seeks material monetary damages with respect to, the consummation of the transactions contemplated hereby.

     Section 6.07 Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction, directing that the transactions provided for herein not be consummated as herein provided.

     Section 6.08 Reserved.

     Section 6.09 Reserved.

     Section 6.10 Reserved.

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

     Section 6.11 General Account Reserves. The General Account Reserves as of the Closing Date as shown on the Closing Date Statement shall be equal to or greater than the following amounts if the Closing Date falls in the applicable month: $610 million (January), $610 million (February), $610 million (March), $600 million (April), $590 million (May), or $580 million (June).

                                  ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                               OF SELLERS TO CLOSE

     The obligations of each of the Sellers under this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it to the extent permitted by law:

     Section 7.01 Covenants, Representations and Warranties.

     (a) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of those covenants and obligations (considered individually) shall have been duly performed and complied with in all material respects;

     (b) each of Purchaser's representations and warranties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), provided that no breaches of representations and warranties shall be deemed to excuse Sellers' obligations to consummate the transactions contemplated hereby unless, individually or in the aggregate, such breaches would result in a material adverse effect on the business of Purchaser (ignoring, for this purpose, any materiality or material adverse effect qualifications to such representations and warranties); and

     (c) Sellers shall have received a certificate signed by a duly elected officer of Purchaser to the effect that the foregoing conditions have been satisfied.

     Section 7.02 Other Agreements. The Ancillary Agreements and each of the other agreements and instruments contemplated hereby and thereby to which Purchaser is a party shall have been duly executed and delivered by Purchaser on the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to Purchaser on the Closing Date, as applicable.

     Section 7.03 Governmental and Regulatory Consents and Approvals. All Permits required by Sellers or Purchaser from governmental and regulatory bodies, shall have been obtained and shall be in full force and effect and without conditions or limitations which would have a material adverse effect on the business of Sellers, and Sellers shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such Permits.

     Section 7.04 Notional Operating Account Balance. Purchaser shall have paid to Sellers an amount in cash equal to the aggregate balances of the Notional Operating Accounts as shown on the Estimated Closing Financial Statement, as provided in Section 2.01 of this Agreement, if such balances are negative.

     Section 7.05 Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction, directing that the transactions provided for herein not be consummated as herein provided.

     Section 7.06 Litigation. No Applicable Law or order shall be in effect that prohibits or enjoins, and no litigation, action or other proceeding shall be pending that seeks to prohibit or enjoin or that seeks material monetary damages with respect to the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                               FURTHER AGREEMENTS

     Section 8.01 Maintenance of Coinsured Contracts. On and after the Closing Date, Sellers will:

               (i) not take any action intended to cause lapses, conversions or the terminations of any Coinsured Contract;

               (ii) take no action intended to encourage any agents of a Seller to roll over any Coinsured Contract; and

               (iii) pay no commissions to any agent on such Coinsured Contracts that is rolled over in the event that, commencing on the Effective Date, the lapse rate with respect to Coinsured Contracts exceeds [*]%, calculated on an annualized rolling prior 3-month lapse rate basis calculated and reported in writing to Purchaser by Sellers each week.

     Section 8.02 Tax Reimbursement. (a) To the extent that (x) an IRS examination of any year of either of the Sellers or of Purchaser, or (y) an adjustment reflected on an amended Tax return of either of the Sellers or of Purchaser that is, in the case of an amended Tax return of a Seller, approved by Purchaser (such approval not to be unreasonably withheld) or, in the case of an amended Tax return of Purchaser, approved by Sellers (such approval not be unreasonably withheld), results in a reduction to the Tax Reserve balances, as of the Effective Date (or, in the case of Purchaser, as of January 1, 2003) such that the General Account Reserves, as of the Effective Date, exceed the Tax Reserves, as of the Effective Date, by more than $3,000,000, Sellers agree to reimburse promptly to Purchaser an amount equal to the sum of (i) the product of
(a) 35% and (b) the amount by which (x) the excess of the General Account Reserves over the Tax Reserves, each computed as of the Effective Date, exceeds
(y) $3 million (such excess over $3 million, the "Excess"), except to the extent that such Excess was previously taken into account in determining the Adjusted Ceding Commission, plus (ii) interest from the Effective Date at the prevailing IRS interest rates. To the extent that (x) an IRS examination in respect of any taxable year of either of the Sellers or of Purchaser, or (y) an adjustment reflected on an amended Tax return of either of the Sellers or of Purchaser that is, in the case of an amended Tax return of a Seller, approved by the Purchaser (such approval not to be unreasonably withheld) or, in the case of an amended Tax return of the Purchaser, approved by Sellers (such approval not to be unreasonably withheld), results in an increase to the Tax Reserve balances, as of the Effective Date (or, in the case of Purchaser, as of January 1, 2003), such that the General Account Reserves, as of the Effective Date, exceed the Tax Reserves, as of the Effective Date, by less than $3,000,000, Purchaser agrees to promptly reimburse to Sellers an amount equal to the sum of (i) the product of (a) 35% and (b) the amount by which (x) the excess of the General Account Reserves over the Tax Reserves, each computed as of the Effective Date, is less than (y) $3 million (the "Shortfall"), plus (ii) interest from the Effective Date at the prevailing IRS interest rates. All references in this section to Tax Reserves and General Account Reserves are to such reserves as computed in respect of the Coinsured Contracts.

     (b) To the extent that any tax cost arises from any Coinsured Contract due to the status of such contract as a modified endowment contract, the Seller that is a party to such contract shall reimburse Purchaser for any cost incurred by Purchaser. In the event that any Coinsured Contract is the subject of an audit or other examination or similar proceeding by a Taxing Authority that relates to the status (or possible status) of such contract as a modified endowment contract or in the event that a claim is made by any Taxing Authority which might result in a payment under this Section 8.02(b), the party receiving notice of such audit, investigation or similar proceeding or claim (each, a "Tax Proceeding") shall promptly notify the other party in writing of such Tax Proceeding. With respect to any Tax Proceeding that might result in a payment by a Seller pursuant to this Section 8.02(b), such Seller shall have the right to control such Tax Proceeding (including selection of counsel) and, without limiting the foregoing may with the consent of Purchaser (which shall not unreasonably be withheld) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable law permits, or contest the Tax Proceeding in any permissible manner. The Purchaser shall be entitled to participate in all proceedings with respect to any such Tax Proceeding (at its expense) and to employ counsel of its choice for such purpose. The Seller and Purchaser shall each provide the other with copies of all material documents with respect to any such Tax Proceeding. Neither party shall settle or otherwise compromise any Tax Proceeding without the other party's prior written consent (which shall not be unreasonably withheld). The parties agree to cooperate with each other in contesting any Tax Proceeding.

     Section 8.03 Asset Adequacy Testing. After the Effective date, Sellers and Purchaser agree to cooperate in order to obtain an Asset Adequacy Test (ad defined below). Sellers further agree to provide to Purchaser on or prior to February 15, 2003, an asset adequacy testing report for each Seller as of December 31, 2002, prepared in accordance with standards of practice promulgated by the Actuarial Standards Board consistently applied throughout the periods covered, of policies issued by the Sellers that would have constituted Coinsured Contracts if in effect on the date hereof (the "Asset Adequacy Test"). The Asset Adequacy Test shall state any adjustments and qualifications, and shall be prepared upon methodologies and valuations and in a form and of the scope agreed to by Purchaser.

     Section 8.04 Post Closing Letter. Within three (3) business days, but no longer than ten (10) calendar days after the Closing Date, Sellers and Purchaser will cooperate to send a letter, reasonably accepted to the parties, to holders of Coinsured Contracts.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Section 9.01 Survival of Representations and Warranties. All representations and warranties of the parties hereto contained in this Agreement and the Ancillary Agreements shall survive the execution and delivery hereof; provided, however, that, except as set forth in the following sentence, the representations and warranties of the parties hereto herein shall terminate and expire on the date that is three (3) years following the Closing Date except for matters as to which a Claims Notice shall have been given pursuant to Sections
10.01 or 10.02 by a party hereto prior to the applicable expiration date, which representations shall continue with respect to such matters until such matters have been finally decided, settled or adjudicated.

                                    ARTICLE X

                                 INDEMNIFICATION

     Section 10.01 Obligations of Sellers to Indemnify.

     Subject to the limitations set forth in this Article X, each Seller, jointly and severally, agree to indemnify Purchaser and hold Purchaser harmless from and against all Losses asserted against, imposed upon or incurred by Purchaser resulting from, arising out of, based upon or otherwise in respect of any of the following:

     (a) any breach of or inaccuracy in any representation or warranty of any Seller contained in this Agreement;

     (b) any material breach of any covenant or agreement made or to be performed by any Seller, respectively, pursuant to this Agreement;

     (c) any liability arising out of the operations of the Business prior to the Closing Date (including, without limitation, any liabilities in excess of policy limits, liabilities disclosed in any schedule hereto on the date hereof or disclosed after the date hereof pursuant to Section 5.24 of this Agreement, and employment related liabilities), but excluding liabilities or obligations of any kind for which Sellers were released under the settlement in the matter of Bussie, et al. vs. Allmerica Financial Corp., et al., US District Court, District of Massachusetts (Civ. Action 97-40204), as approved by the court on May 19, 1999, other than amounts payable pursuant to the terms of such settlement agreement;

     (d) any Sellers' Retained Liability, but excluding liabilities or obligations of any kind for which Sellers were released under the settlement in the matter of Bussie, et al. vs. Allmerica Financial Corp., et al., US District Court, District of Massachusetts (Civ. Action 97-40204), as approved by the court on May 19, 1999, other than amounts payable pursuant to the terms of such settlement agreement;

     (e) any breach or nonfulfillment by Sellers of, or any failure by Sellers to perform any of the covenants, terms or conditions of, or any duties or obligations under, the Indemnity Coinsurance Agreements;

     (f) violations of Applicable Law with respect to underwriting or sales practices of Sellers or its Producers (as defined in the Administrative Services Agreements) occurring prior to the Effective Date with respect to the Coinsured Contracts, but excluding liabilities or obligations of any kind for which Sellers were released under the settlement in the matter of Bussie, et al. vs. Allmerica Financial Corp., et al., US District Court, District of Massachusetts (Civ. Action 97-40204), as approved by the court on May 19, 1999, other than amounts payable pursuant to the terms of such settlement agreement;

     (g) amounts arising under Code Section 7702 or Section 7702A violations;

     (h) any breach or nonfulfillment by Sellers of, or any failure by Sellers to perform as applicable, any material representation, warranty, covenant, term or condition of, or any duties or obligations under, the Software, Trademark or Copyright License Agreements; and

     (i) the reasonable costs to Purchaser of enforcing this indemnity against any Seller.

     The parties hereto acknowledge and agree that the indemnification obligation of each Seller under this Article X shall be only for those representations, warranties, covenants, agreements and liabilities of such Seller and, for the avoidance of doubt, not for the representations, warranties, covenants, agreements and liabilities of any other Seller.

     As used in this Article X, "Loss" and/or "Losses" shall mean any loss, damage, liability, claim, cost or expense, including but not limited to, reasonable attorneys fees.

     Section 10.02 Obligation of Purchaser to Indemnify.

     Subject to the limitations contained in this Article X, Purchaser agrees to indemnify and hold Sellers harmless from and against all Losses asserted against, imposed upon or incurred by any Seller resulting from, arising out of, based upon or otherwise in respect of any of the following:

     (a) any breach of or inaccuracy in any representation or warranty of Purchaser contained in this Agreement; or

     (b) any material breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement.

     Section 10.03 Notice of Loss, Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which a party entitled to indemnification pursuant to Section 10.01 or Section 10.02 intends to seek indemnification under such Section (the "Indemnified Party") or (b) receipt by the Indemnified Party of written notice of any demand, claim or circumstances which, with the lapse of time, the giving of notice or both, would give rise to a claim or the commencement of any litigation that may result in a Loss (an "Asserted Liability"), the Indemnified Party shall give notice thereof (the "Claims Notice") to any other party obligated to provide indemnification pursuant to Section 10.01 or Section 10.02 (the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss or Asserted Liability that has been or may be suffered by the Indemnified Party. If a Claims Notice is not provided promptly as required by this Section 10.03, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party except to the extent that the Indemnifying Party has failed to provide the Claims Notice prior to the applicable period in Section 9.01, in which case the Indemnified Party shall have no rights to indemnity hereunder, in respect thereto.

     Section 10.04 Opportunity to Contest. The Indemnifying Party may elect to compromise or contest, at its own expense, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. Each of Sellers and Purchaser shall cooperate fully with the other as to all Asserted Liabilities, shall make available to each other as reasonably requested all information, records, and documents relating to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. Each of Sellers and Purchaser also shall make available to the other, as reasonably requested, its personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

     Section 10.05 Limitations on Indemnification.

     (a) Neither Purchaser, on the one hand, nor the Sellers collectively, on the other hand, shall be required to make any indemnification payment under this Agreement with respect to a Loss except to the extent the amount of such Loss, when aggregated with all other such Losses (ignoring, for this purpose, any materiality or material adverse effect qualifications), shall exceed a dollar amount equal to 2% of the Ceding Commission, and then only for the amount by which such Loss exceeds a dollar amount equal to 2% of the Ceding Commission; and neither Purchaser, on the one hand, nor Parent and the Sellers collectively, on the other hand, shall be required to make indemnification payments hereunder in the aggregate exceeding a dollar amount equal to 37.5% of the Ceding Commission; provided, however, that the minimum and maximum limitations contained in this Section 10.05(a) shall only apply to any Loss arising pursuant to Sections 10.01(a) and (b) and Sections 10.02(a) and (b) hereof, but not to include the representations, warranties, covenants, agreements and indemnities of the parties contained in

Sections 2.01, 2.02, 2.04, 3.12, 3.20, 3.21, 3.23, 5.01, 5.07, 5.14, 5.20, 8.01,
8.02 and (to the extent relating to any of such Sections) 10.01(i).

     (b) No party otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such party's Losses are increased or extended by the willful misconduct, violation of Applicable Law or bad faith of such party.

     Section 10.06 Sole Remedy. Each party's sole and exclusive remedy for any breach of this Agreement and the Ancillary Agreements by any other party shall be the provisions in Article X, provided, however, that nothing set forth in this Article X shall be deemed to prohibit or limit any party's right at any time, on or after the Closing Date, to seek injunctive or equitable relief for the failure of any other party to perform any covenant or agreement contained herein.

     Section 10.07 Certain Reductions; Subrogation Rights. All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds received by, or any Tax benefits inuring to the benefit of, the Indemnified Party as a result of the Loss for which the Indemnified Party is seeking indemnification. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article X, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article X in connection with such Loss.

     Section 10.08 Indemnification Payments. Subject to the terms hereof and unless contested, if an Indemnifying Party is required to pay an amount to the Indemnified Party under this Article X the Indemnifying Party shall make such payment within ten Business Days of determination of the full amount of any Loss, after receipt of the Claims Notice thereof and the full amount of any Loss resulting from an Asserted Liability within ten Business Days of the date such litigation is terminated or the date a final judgment or award is rendered and no appeal is taken.

     Section 10.09 Effect of Indemnification. Any indemnity payment made hereunder shall be treated by the Sellers and Purchaser as an adjustment to the Allocable Amount.

     Section 10.10 Parent Indemnification. Parent agrees to indemnify Purchaser and hold Purchaser harmless from and against Losses incurred by Purchaser resulting from a failure by each of the Sellers to comply with their obligations under this Article X (other than obligations arising under Section 10.01(a) hereof), except for obligations arising under Sections 3.12, 3.20, 3.21 and 3.23 hereof. Parent shall be afforded the protections regarding notice, limitations on indemnity, sole remedy, rights to contest and otherwise, of the provisions set forth in Sections 10.03, 10.04, 10.05, 10.06, 10.07, 10.08 and 10.09 of the
Agreement as if an Indemnifying Party.

                                   ARTICLE XI

                          TERMINATION PRIOR TO CLOSING

     Section 11.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

     (a) by Purchaser or any Seller in writing, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Purchaser and/or any Seller, which prohibits or restrains Purchaser and/or any Seller from consummating the transactions contemplated hereby; provided, that Purchaser and/or any Seller, as the case may be, shall have used its commercially reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by June 30, 2003;

     (b) by either a Purchaser or any Seller in writing, if the Closing has not occurred on or prior to June 30, 2003 unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform materially each of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; and

     (c) at any time on or prior to the Closing Date, by mutual written consent of Sellers and Purchaser.

     Section 11.02 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for (a) the provisions of this Agreement relating to the obligations of the parties hereto to keep confidential and not to use certain information and data obtained from the other parties hereto and (b) the provisions of Sections 5.08, 12.04, 12.06 and this Section 11.02. Notwithstanding anything to the contrary provided herein, the provisions of Article X shall survive any termination of this Agreement for the term of the Indemnity Coinsurance Agreements.

                                   ARTICLE XII

                                  MISCELLANEOUS

     Section 12.01 Publicity. Except as may otherwise be required by law, no press release, announcement or filing with the Securities and Exchange Commission concerning this Agreement or the transactions contemplated hereby shall be made without advance consultation of the other parties hereto with respect thereto provided however, that neither Seller nor Purchaser, nor any of their Affiliates, shall issue such a press release until nine days after the Effective Date, without the prior written consent of the other. The parties hereto shall cooperate with each other in making any release, announcement or filing with the Securities and Exchange Commission.

     Section 12.02 Confidentiality. The parties agree that, other than as agreed or as required to implement the transactions contemplated hereby, the parties will keep confidential the terms and conditions of this Agreement and the Ancillary Agreements, including, without limitation, the Schedules hereto and thereto, except as otherwise required by law (including, without limitation, pursuant to any federal or state securities or insurance laws or the rules of any stock exchange or self-regulatory organization or pursuant to any legal, regulatory or legislative proceedings).

     Section 12.03 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), sent by facsimile transmission or overnight delivery service including express mail or sent by certified or registered mail, postage prepaid and return receipt requested, or by express mail. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

          (i) if to Purchaser:

                 John Hancock Life Insurance Company
                 P.O. Box 11
                 200 Clarendon Street
                 Boston, MA 02117
                 Attn: John T. Farady
                 Telecopier No.: 617-572-4188
                 E-mail: jfarady@jhancock.com
                 Attn:  Joanne P. Acford
                 Telecopier No.: 617-572-9268
                 E-mail: jacford@jhancock.com

                 With a concurrent copy to:

                 Mintz, Levin, Cohn, Ferris & Glovsky and Popeo, P.C. One Financial Center
                 Boston, MA 02111
                 Attn: Stanford N. Goldman, Jr.
                 Telecopier No.: 617-542-2241
                 Email: FNGoldman@mintz.com

          (ii)   If to AFLIAC:

                 440 Lincoln Street
                 Worcester, MA 01653
                 Attn: Edward J. Parry, III
                 Telecopier No.: 508-855-4640
                 E-mail: Eparry@allmerica.com

                 With a concurrent copy to:

                 Ropes & Gray
                 One International Place
                 Boston, MA 02110
                 Attn: Lauren I. Norton
                 Telecopier No.: 617-951-7050
                 E-mail: Lnorton@ropesgray.com

          (iii)  if to FAFLIC:

                 440 Lincoln Street
                 Worcester, MA 01653
                 Attn: Edward J. Parry, III
                 Telecopier No.: 508-855-4640
                 E-mail: Eparry@allmerica.com

                 With a concurrent copy to:

                 Ropes & Gray
                 One International Place
                 Boston, MA 02110
                 Attn: Lauren I. Norton
                 Telecopier No.: 617-951-7050
                 E-mail: Lnorton@ropesgray.com

     Any party may, by notice given in accordance with this Section 12.03 to the other parties, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

     Section 12.04 Entire Agreement. This Agreement (including the Ancillary Agreements, the other agreements contemplated hereby and thereby, the Exhibits and the Schedules hereto), a Confidentiality Letter between Purchaser and Parent dated April 12, 2002, the November 27, 2002 letter from Purchaser to Parent and the December 10, 2002 letter from Purchaser to Parent contain the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     Section 12.05 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, or shall any waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     Section 12.06 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     Section 12.07 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by any party

(in whole or in part) without the prior written consent of the other party hereto (with Sellers considered to be one party for purposes of this sentence).

     Section 12.08 Interpretation.

     (a) The parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any of the Ancillary Agreements or any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such Ancillary Agreement, the dispute resolution procedure provided for in such Ancillary Agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

     (b) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

     Section 12.09 No Third Party Beneficiaries. Except as set forth in Article X, nothing in this Agreement is intended or shall be construed to give any Person (including, but not limited to, the employees of any Seller), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     Section 12.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     Section 12.11 Other Agreements, Exhibits and Schedules. The Exhibits and the Schedules are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     Section 12.12 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     Section 12.13 Dollar References. All dollar references in this Agreement are to the currency of the United States.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        ALLMERICA FINANCIAL LIFE INSURANCE
                                        ANNUITY COMPANY

                                        By:  /s/ Mark C. McGivney
                                           -----------------------------------

                                        Name:  Mark C. McGivney
                                              --------------------------------

                                        Title:  Vice President
                                               -------------------------------


                                        FIRST ALLMERICA FINANCIAL LIFE
                                        INSURANCE COMPANY

                                        By: /s/ Mark C. McGivney
                                            ----------------------------------

                                        Name: Mark C. McGivney
                                              --------------------------------

                                        Title: Vice President
                                               -------------------------------


                                        JOHN HANCOCK LIFE INSURANCE COMPANY

                                        By: /s/ Michael A. Bell
                                            ----------------------------------

                                        Name: Michael A. Bell
                                              --------------------------------

                                        Title: Senior Executive Vice President
                                               -------------------------------

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     IN WITNESS WHEREOF, the party below is signing to join the agreement as to the provisions of 10.10 hereof.

                                        ALLMERICA FINANCIAL CORPORATION

                                        By: /s/ Mark C. McGivney
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                                        Name: Mark C. McGivney
                                              --------------------------------

                                        Title: Vice President
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